UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

SINCLAIR BROADCAST GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
N/A
	(2)	Aggregate number of securities to which transaction applies:
N/A
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
N/A
	(4)	Proposed maximum aggregate value of transaction:
N/A
	(5)	Total fee paid:
N/A

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
N/A
	(2)	Form, Schedule or Registration Statement No.:
N/A
	(3)	Filing Party:
N/A
	(4)	Date Filed:
N/A

April 29, 2016

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Sinclair Broadcast Group, Inc. The annual meeting on June 2, 2016 will be held at Sinclair’s corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

Enclosed with this letter is a notice of the annual meeting of shareholders, a proxy statement, a proxy card and a return envelope. Also enclosed with this letter is Sinclair Broadcast Group, Inc.'s Annual Report to shareholders for the year ended December 31, 2015.

Your vote on these matters is very important. We urge you to review carefully the enclosed materials and to return your proxy promptly. The proxy materials are also available at
http://www.astproxyportal.com/ast/26141.

You are cordially invited to attend the annual meeting and you may vote in person even though you have returned your proxy card. Whether or not you plan to attend the annual meeting, please sign and promptly return your proxy card in the enclosed postage paid envelope.

Sincerely,

David D. Smith
Chairman of the Board
and Chief Executive Officer

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance at the meeting to our shareholders of record as of March 14, 2016. Registration will begin at 9:30 a.m. and seating will begin at 9:45 a.m. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of March 14, 2016 (record date). Cameras (including the use of cellular/smart phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

YOUR VOTE IS IMPORTANT—Please execute and return the enclosed proxy card promptly, whether or not you plan to attend the
Sinclair Broadcast Group, Inc. annual meeting.

SINCLAIR BROADCAST GROUP, INC.
10706 Beaver Dam Road
Hunt Valley, Maryland 21030

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on June 2, 2016.

The proxy statement and 2015 annual report to shareholders are available at
http://www.astproxyportal.com/ast/26141.

Dear Shareholders:

The annual meeting of Sinclair Broadcast Group, Inc. will be held on June 2, 2016 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time for the following purposes:

1.	The election of eight directors, each for a one-year term;

2.	The ratification of the appointment of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for the year ending December 31, 2016;

3.	To amend our 1998 Employee Stock Purchase Plan to increase the number of shares of Class A Common Stock available for issuance by 1,000,000 shares;

4.	To amend the definition of "Permitted Transferee" in our Amended and Restated Articles of Incorporation with respect to Class B Common Stock;

5.	To consider a stockholder proposal relating to sustainability reporting, if properly presented; and

6.	The consideration of any other matters as may properly come before the annual meeting.

You will be able to vote your shares at the annual meeting if you were a shareholder of record at the close of business on March 14, 2016. Your vote at the annual meeting is very important to us.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland
April 29, 2016

INFORMATION ABOUT THE 2016 ANNUAL MEETING AND VOTING

The Annual Meeting

The annual meeting will be held on June 2, 2016 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

This Proxy Solicitation

On or about April 29, 2016, we began mailing this proxy statement to people who, according to our records, owned common shares of beneficial interests in us as of the close of business on March 14, 2016. We are sending you this proxy statement because our Board of Directors is seeking a proxy to vote your shares at the annual meeting. This proxy statement is intended to assist you in deciding how to vote your shares. Proxy materials are also available at http://www.astproxyportal.com/ast/26141.

We are paying the cost of soliciting these proxies. Our directors, officers and employees may request proxies in person or by telephone, mail, or letter. We will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of our common shares.

Voting Your Shares

Shareholders of Record. You may vote your shares at the annual meeting either in person or by proxy. To vote in person, you must attend the annual meeting and obtain and submit a ballot. Ballots for registered shareholders to vote in person will be available at the annual meeting. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the registered holder of those shares. As the registered stockholder, you can ensure your shares are voted at the meeting by submitting your instructions by completing, signing, dating and returning the enclosed proxy card in the envelope provided.

If you complete the proxy card, except for the voting instructions, then your shares will be voted FOR each of the director nominees identified on the proxy card, FOR ratification of the selection of PricewaterhouseCoopers, LLP as our independent registered public accounting firm for 2016, FOR the approval of the amendment to the 1998 Employee Stock Purchase Plan, FOR the amendment to our Amended and Restated Articles of Incorporation ("Charter"), and AGAINST the shareholder proposal related to sustainability reporting.

We have described in this proxy statement all the proposals that we expect will be made at the annual meeting. If a shareholder or we properly present any other proposal at the meeting, we will use your proxy to vote your shares on the proposal in our best judgment.

Your proxy card will be valid only if you sign, date and return it in time for it to be received by us before the annual meeting scheduled to be held on June 2, 2016.

Beneficial Owners. Most of our stockholders hold their shares through a broker, bank, trustee or another nominee, rather than registered directly in their name (which is often referred to as “street name”). In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials, including a notice enabling you to receive proxy material through the mail, are being forwarded to you by your broker, bank, trustee or nominee. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Brokers, banks and nominees typically offer telephonic or electronic means by which the beneficial owners of shares held by them can submit voting instructions, in addition to the traditional mailed voting instruction cards. If you are a beneficial owner of shares, you cannot vote in person at the annual meeting unless you have a proper power of attorney from your broker. Votes directed through a broker must be received by us before the annual meeting.

If you hold your shares in street name with a broker and you do not tell your broker how to vote or provide the broker with a voting instruction form, your broker cannot vote on your behalf for the election of director nominees (Proposal 1), for the approval of the amendment to the 1998 Employee Stock Purchase Plan (Proposal 3), for the amendment to the Charter (Proposal 4), or for the shareholder proposal related to sustainability reporting (Proposal 5).

Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before it is voted at the annual meeting. You may revoke your proxy by any one of three ways:

•
you may notify our Secretary in writing that you wish to revoke your proxy at the following address: Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland, 21030, Attention: J. Duncan Smith, Vice President and Secretary. We must receive your notice before the time of the annual meeting;

•	you may submit a proxy dated later than your original proxy; or

•
you may attend the annual meeting and vote. Merely attending the annual meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the proxy and in the case of shares held in street name you must obtain a proper power of attorney from your broker to vote your shares.

Vote Required for Approval

Shares Entitled to Vote. On March 14, 2016 (the record date), the following shares were issued and outstanding and had the votes indicated:

•	69,070,726 shares of Class A Common Stock, each of which is entitled to one vote on each of the proposals, and

•	25,928,357 shares of Class B Common Stock, each of which is entitled to ten votes on each of the proposals

Quorum. A majority of the outstanding shares of common stock entitled to vote, or a “quorum,” must be present at the annual meeting in order to transact business. A quorum will be present if 164,177,149 votes are represented at the annual meeting, either in person (by the shareholders) or by proxy. If a quorum is not present, a vote cannot occur. In deciding whether a quorum is present, abstentions and broker non-votes (where a broker or nominee is not permitted to vote on a matter and has not received voting instructions from the beneficial owner) will be counted as shares that are represented at the annual meeting.

Votes Required. The votes required on each of the proposals are as follows:

Proposal 1: Election of Eight Directors
The eight nominees for director who receive the most votes will be elected. This is called a “plurality.” If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either for or against the nominee. Broker non-votes are not counted as votes cast for nominees for director and will not affect the outcome of the proposal.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the Audit Committee’s selection of the independent registered public accounting firm. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.

Proposal 3: Approval of the Amendment to the 1998 Employee Stock Purchase Plan
The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the approval of the amendment to the 1998 Employee Stock Purchase Plan. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.

Proposal 4: Amendment to the Company's Charter
The affirmative vote of two thirds of all of the votes entitled to be cast at the annual meeting is required to ratify the amendment. If you abstain from voting, your abstention will not count as a vote cast for or against the amendment.

Proposal 5: Shareholder Proposal Relating to Sustainability Reporting
The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the shareholder proposal. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.

Additional Information
We are mailing our annual report to registered shareholders for the year ended December 31, 2015, including consolidated financial statements, to all shareholders entitled to vote at the annual meeting together with this proxy statement. The annual report includes details on how to get additional information about us. The annual report does not constitute a part of the proxy solicitation material. Proxy materials are also available to registered shareholders and to beneficial owners at http://www.astproxyportal.com/ast/26141.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for election to the Board of Directors are:

David D. Smith
Frederick G. Smith
J. Duncan Smith
Robert E. Smith
Howard E. Friedman
Daniel C. Keith
Martin R. Leader
Lawrence E. McCanna

Each director will be elected to serve for a one-year term, unless he resigns or is removed before his term expires, or until his replacement is elected and qualified. Each of the nominees listed above is currently a member of the Board of Directors and each of them has consented to serve as a director if elected. More detailed information about each of the nominees is available in the section of this proxy statement titled Directors, Executive Officers and Key Employees.

If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees. If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees. Alternatively, the Board of Directors may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the Board.

The Amended and Restated Certificate of Incorporation provides that our business shall be managed by a Board of Directors of not less than three and not more than thirteen directors with the number of directors to be fixed by the Board of Directors from time to time. The Board of Directors has presently established the size of the Board at eight members. Proxies for the annual meeting may not be voted for more than eight nominees.

Messrs. David, Duncan and Robert Smith and Dr. Frederick Smith (collectively, the "Controlling Shareholders") are brothers and have entered into a shareholders agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until December 31, 2025. The Controlling Shareholders own collectively 76.8% of the total voting power.

The Board of Directors recommends a vote FOR each of the nominees to the Board of Directors.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has sole responsibility for the selection of our independent registered public accounting firm and has appointed PricewaterhouseCoopers, LLP (PricewaterhouseCoopers) as our independent registered public accounting firm for the fiscal year ending December 31, 2016. The Board of Directors recommends ratification of this appointment by the shareholders. If the shareholders do not ratify the appointment of PricewaterhouseCoopers, the Audit Committee will reevaluate the engagement of the independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may nevertheless appoint another independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the shareholders. PricewaterhouseCoopers audited the Company’s financial statements for the fiscal year ended December 31, 2015.

A representative of PricewaterhouseCoopers is expected to attend the annual meeting. The PricewaterhouseCoopers representative will have the opportunity to make a statement if he or she desires to do so and will be able to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers, LLP.

PROPOSAL 3: AMENDMENT TO THE 1998 EMPLOYEE STOCK PURCHASE PLAN
As of February 1, 2016, our 1998 Employee Stock Purchase Plan (the “ESPP”) had remaining reserved shares of 100,253 of the authorized two million two hundred thousand (2,200,000) shares of common stock reserved for issuance under the ESPP. The Compensation Committee (in this proposal, the "Committee") of the Board of Directors concluded that it would be in our best interests to increase the number of shares of our Class A Common Stock available for issuance under the ESPP. The Committee determined that an increase of 1,000,000 shares would be appropriate based on the historical annual volume of share purchases under the ESPP and the Board of Directors on February 8, 2016 approved an amendment, subject to stockholder approval, to increase the number of available shares by this amount and caused a registration statement to be filed with respect to that increase.

Summary of the ESPP

The ESPP provides our employees with an opportunity to become owners of Sinclair through a convenient arrangement for purchasing shares of common stock. The following is a summary of the ESPP.

General

Purpose. The ESPP offers eligible employees the opportunity to purchase shares of our common stock through after-tax payroll withholding. The ESPP is intended to permit our employees to acquire an equity interest in Sinclair thereby providing them with an incentive to work for the growth and success of Sinclair. We may use the funds we receive under the ESPP for any general corporate purpose.

Eligibility. All of our employees are eligible to participate in the ESPP, except (1) employees who have not been employed for at least one full year of service and (2) employees who hold more than 5% of our common stock. Employees’ benefits will vary depending upon their election as to level of participation. No non-employee directors are eligible to participate in the ESPP. As of March 14, 2016, there were approximately 6,228 employees eligible to participate in the ESPP. The number of shares from this additional pool that will be purchased by executive officers cannot be determined in advance because participation is voluntary.

Shares available under the ESPP. If the amendment is approved, the ESPP would authorize us to issue up to an additional 1,000,000 shares of common stock from authorized but unissued shares or from stock owned by Sinclair, including stock purchased on the market. The number of shares we may issue under the ESPP automatically adjusts for stock dividends, stock splits, reclassifications and other changes affecting the common stock.

Administration. The Committee of our Board of Directors administers the ESPP. The Committee may delegate this authority. The Committee has the authority and discretion to specify the terms and conditions of stock purchases by employees under the ESPP (within the limitations of the ESPP) and to otherwise interpret and construe the terms of the ESPP and any related agreements. Under the ESPP, the Committee (or the Board of Directors) can lengthen or shorten the payroll deduction periods, increase the purchase price for shares, or make other administrative adjustments. The ESPP also specifically provides for indemnification of the Committee, other directors, and agents for actions taken with respect to the ESPP.

Options Granted Under the ESPP

How options are granted. On the first day of each payroll deduction period, a participating employee will automatically receive options to purchase a number of shares of our common stock with money that is withheld from his or her paycheck. The number of shares available to the participating employee will be determined at the end of the payroll deduction period by dividing (1) the total amount of money withheld during the payroll deduction period by (2) the exercise price of the options (as described below). Options granted under the ESPP to employees will be automatically exercised to purchase shares on the last day of the payroll deduction period, unless the participating employee has, at least thirty days earlier or by such other deadline as the Committee sets, requested that his or her payroll contributions stop. The Committee will determine the treatment of fractional shares. Any cash accumulated in an employee’s account for a period in which an employee elects not to participate will be distributed to the employee.

Exercise price. The initial exercise price for options under the ESPP will be 85% of the lesser of the fair market value of the common stock as of the first day of the payroll deduction period and as of the last day of that period. The Committee may increase the exercise price before a payroll deduction period begins. No participant can purchase more than $25,000 worth of our common stock in all payroll deduction periods ending during the same calendar year.

Election to participate. Participating employees must elect before the beginning of a given payroll deduction period to participate, although a prior election will carry over until revoked.

Termination of service. If an employee’s employment ends for any reason, including death, any cash accumulated in the employee’s account will be distributed, and the employee will immediately cease to participate in the ESPP, unless the Committee specifies some other treatment.

Other information. All options granted under the ESPP will be evidenced by participation agreements or other approved documentation. The Committee has broad discretion to determine the timing, amount, exercisability, and other terms and conditions of options granted to employees. No options granted or funds accumulated under the ESPP are assignable or transferable other than by will or in accordance with the laws of descent and distribution. The Committee may impose restrictions on sale of the stock or require the stock to be held at a particular broker.

Amendment or Termination of the ESPP

The Board of Directors may amend or terminate the ESPP at any time and from time to time. Stockholder approval is required for any changes if such approval is required to preserve the ESPP’s status as a plan under section 423 of the Internal Revenue Code.

Tax Consequences

The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the plan and with respect to the sale of common stock acquired under the plan. This summary is based on the tax laws in effect as of the date of this proxy statement. Changes to these laws could alter the tax consequences described below.

Tax Consequences to Participants. A participant will not have income upon enrolling in the plan or upon purchasing stock at the end of an offering. A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the plan. The amount of each type of income and loss will depend on when the participant sells the stock. If the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

• 15% of the value of the stock on the day the offering commenced; and
• the participant’s profit.

Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss. If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Tax Consequences to the Company. There will be no tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

INCORPORATION BY REFERENCE

The foregoing is only a summary of the ESPP and is qualified in its entirety by reference to its full text, a copy of which is attached as Appendix B.

The Board of Directors recommends a vote FOR the approval of the amendment to the 1998 Employee Stock Purchase Plan.

PROPOSAL 4: AMENDMENT TO THE COMPANY'S CHARTER
After due consideration, the Board of Directors concluded that the proposed amendment to the Charter is consistent with the originally intended objectives in creating Class B Common Shares and in defining a Permitted Transferee in Article FIFTH of the Amended and Restated Charter. As such, the Board of Directors recommends for approval by the Shareholders an amendment to the Amended and Restated Charter by inserting at the end of Article FIFTH, Section (b)(i) the following:
The Board of Directors has recommended and directed that there be submitted to the stockholders for their approval an amendment (the "Amendment") to the Charter by inserting at the end of Article FIFTH, Section (b)(i) the following:
“or (G) any “Private Foundation” (as described in Internal Revenue Code Sections 501(c)(3) and Section 509) or any “Supporting Organization” (as described in Internal Revenue Code Section 509(a)(3)) that: (i) has been formed by (or at the direction of) any one or more Controlling Stockholder and/or by any one or more Permitted Transferee and/or any combination of any one or more Controlling Stockholder and/or Permitted Transferee; or (ii) the management, distributions, decision making, or investment strategy of which is controlled in whole or in part by any one or more Controlling Stockholder and/or any one or more Permitted Transferee.”

Purpose and Effect of the Amendment
The purpose of the Amendment is to provide the holders of our Class B Common Stock with greater flexibility for estate planning purposes. The Amendment would not have any direct effect on shares of our Class A Common Stock.

Under the Charter, shares of Class B Common Stock automatically convert into an equal number of shares of Class A Common Stock upon the holder’s transfer of the shares to a person or entity other than a “Permitted Transferee.” The Amendment would expand the definition of Permitted Transferee by including the language above. Please see Appendix A for a complete, redlined copy of the Charter showing the Amendment in context.

The Smith brothers (David, Frederick, J. Duncan and Robert Smith) hold substantially all of the Class B Common Stock and some of our Class A Common Stock. See Security Ownership of Certain Beneficial Owners and Management below. Holders of Class A Common Stock are entitled to one vote per share, and holders of Class B Common Stock are entitled to ten votes per share except for votes relating to “going private” and certain other transactions. The Class A Common Stock and the Class B Common Stock vote together as a single class except as otherwise may be required by Maryland law on all matters presented for a vote. Thus the Controlling Shareholders own collectively 76.6% of the total voting power. Holders of Class B Common Stock may at any time convert their shares into the same number of shares of Class A Common Stock.

The primary effect of the Amendment will be to permit the Smith brothers to transfer shares of Class B Common Stock to certain types of charitable organizations. To qualify as a Permitted Transferee, the charitable organization must have been formed by or at the direction of one of the Smith brothers or one of their Permitted Transferees, or the charitable organization must be controlled in whole or in part by one or more of the Smith brothers or any of their Permitted Transferees. The purpose of these limitations is to ensure that the Smith brothers retain control over the voting of any shares of Class B Common Stock that are transferred to such a Permitted Transferee.

The Board of Directors recommends a vote FOR the Amendment to the Charter.

PROPOSAL 5: SHAREHOLDER PROPOSAL RELATING TO SUSTAINABILITY REPORTING
The Company has been advised that Calvert Investment Management, Inc. ("Calvert"), 4550 Montgomery Avenue, Suite 1000N, Bethesda, MD 20814, a beneficial owner of at least $2,000 in market value of the Company’s common stock, intends to present the following resolution for approval at the Annual Meeting:
“RESOLVED: Shareholders request that Sinclair Broadcast Group, Inc. prepare a sustainability report describing the company's environmental, social and governance (ESG) risks and opportunities including diversity, workplace policies and programs as well as product quality and responsibility disclosure. The report, prepared at reasonable cost and omitting proprietary information, should be published by October 31, 2016.
Supporting Statement by Calvert:
We believe tracking and reporting on ESG business practices make a company more responsive to a transforming business environment characterized by finite natural resources, changing legislation, concerns over healthcare and safety, and heightened public expectations for corporate accountability. Reporting also helps companies better integrate and gain strategic value from existing sustainability efforts, identify gaps and opportunities in products and processes, develop company-wide communications, publicize innovative practices and receive feedback.
Mainstream financial companies are continuing to recognize the links between environmental, social and governance ("ESG") performance and shareholder value. As such, the availability of ESG performance data is growing through a wide range of data providers, such as Bloomberg. Also, investment firms like Goldman Sachs and Deutsche Asset Management are increasingly incorporating corporate social and environmental practices into their investment decisions.
The United Nations' Principles for Responsible Investment has nearly 1,400 signatories who seek the integration of ESG factors in investment decision making. They collectively hold $59 trillion assets under management and require information on ESG factors to analyze fully the risks and opportunities associated with existing and potential investments.
We believe that disclosure of sustainability policies, programs and performance can help a company address and manage sustainability opportunities and risks and that such disclosure is increasingly becoming a competitive advantage. Disclosure on key topics can help the company and its stakeholders understand where issues are managed well and where there are opportunities for better practice. Disclosure on topics such as energy and waste management, employee retention and training programs, employee diversity programs, and programming, could help management identify opportunities for innovation, risk reduction, and cost savings.
The report should include a company-wide review of policies, practices and metrics related to ESG performance using the GRI Index and checklist as a reference.”
Board Statement and Recommendation of the Board Regarding the Shareholder Proposal
We conduct our business in compliance with applicable environmental, health and safety regulations and have a strong corporate culture of supporting these practices, including with respect to ESG related matters. However, we do not believe that separate reporting on these practices represents an efficient or prudent use of our corporate resources. Accordingly and for the reasons set forth below, the Board of Directors unanimously recommends that you vote AGAINST this shareholder proposal.
We believe that to prepare and issue a formal report of the type sought by the proponents, which they recommend be prepared with reference to the Global Reporting Initiative (GRI) Sustainability Reporting Guidelines, would require significant time and expense and produce little added benefit to our shareholders. GRI is an international organization, based in Europe, with offices in the United States and several other countries around the globe. The GRI Guidelines consist of over 90 pages of Reporting Principles and Standard Disclosures as well as an Implementation Manual of over 260 pages. We believe the GRI Guidelines are primarily relevant to multinational corporations, especially those with significant operations in developing countries and a large shareholder base outside the United States.
Although we disagree with the specific proposal at issue, we agree that ESG related matters are an important and worthwhile area of focus for the Company. In opposing the proposal, we are merely resisting the requirement to devote company resources to comprehensively gathering data and publishing an ESG report pursuant to the GRI Guidelines. This should not be interpreted as a lack of concern by the Board of Directors or the Company about ESG topics or implementing ESG related practices, procedures or policies.

Our Code of Business Conduct and Ethics, posted on our website, reflects our commitment to conduct business in accordance with the letter and spirit of all applicable laws, rules, and regulations, and to avoid even the appearance of impropriety. The Company already recognizes the importance, as both an ethical and a business responsibility, of addressing the environmental and social impacts of our business, and ensuring the Company’s impact on its employees and the communities they serve is a positive one. For example:

•
Sinclair complies with related laws on enhancing the safety, health and security of our employees, specifically Workers’ Compensation (WC) and OSHA. We follow the guidelines of these related laws and this is evidenced by these key performance indicators. Sinclair’s experience rating (a comparison of the amount of loss that an insured party experiences compared to the amount of loss that similar insureds experience) has decreased below the national experience rating of 1.0 since 2014. In 2014, the experience rating decreased from 1.03 to 0.9. In 2015, the experience rating decreased to 0.74. Sinclair conducts training to educate managers and employees on safety practices. Sinclair designates a key individual, typically the television station's Director of Engineering, as the point of contact for all safety matters.

•	Through its Broadcast Diversity Scholarship Fund, which Sinclair recently increased, Sinclair helps minority students fund their undergraduate studies related to broadcast journalism.

•
Sinclair promotes internal promotions and lateral moves for its employees. Sinclair recognizes the benefit of developmental experiences and encourages employees to talk with their supervisors about their career plans. Supervisors are encouraged to support employees' efforts to gain experience and advance within the organization. Upward mobility provides growth for employees and qualified personnel for the Company. Sinclair provides formal leadership and/or development training to managers and other employees, such programs to include web-based leadership courses, Dale Carnegie, Sinclair University, certification programs, tuition reimbursement and attendance at industry conferences and seminars.

•
Sinclair has a No Harassment Policy and does not tolerate harassment of our job applicants, employees, clients or visitors. Sinclair also has policies in place in regards to Conflict of Interests and Employee Conduct contained in the Employee Handbook. We encourage feedback from employees at all levels through our Open Door Policy Submission Form and Upward Feedback program.

•
Sinclair’s local television stations and their employees are often leaders in their communities with respect to fundraising, awareness raising for issues of importance, and supporting voluntary organizations. Our newscasts routinely provide coverage of leaders in our stations’ communities and spotlight important community initiatives. A number of our stations also raise funds for local charities through station-sponsored events.

•
Our stations regularly broadcast public service announcements in programming, and local broadcast stations regularly create, participate in or report on community service projects that help the viewers and organizations in their respective markets.

The proponents’ resolution, if implemented, will, in the Board of Director’s opinion, require an excessive amount of Company time, effort, and money when compared with any incremental benefit. The Company has a long history of dedication to good corporate citizenship, and the Company’s existing practices are sound. Preparing the requested report would, in the Board of Director’s estimation, deplete human and financial resources without providing any meaningful or demonstrable benefit to our shareholders, our employees, or the communities in which we operate. We do not believe it is in the best interests of our shareholders for the Company to add staff and spend additional time and money to develop a report that lacks an immediate and tangible return for our shareholders. The Board believes that it is far more important to the majority of the Company’s shareholders that management continues to focus on improving areas of the Company that can provide tangible results to our shareholders.
Again, and for all of the above reasons, the Board of Directors unanimously recommends that you vote AGAINST this shareholder proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were 94,999,083 shares of our common stock issued and outstanding on March 14, 2016, consisting of 69,070,726 shares of Class A Common Stock and 25,928,357 shares of Class B Common Stock. The following table shows how many shares were owned by the following categories of persons as of that date:

•	persons known to us who beneficially own more than 5% of the shares;

•	each director and each executive officer described on the “Summary Compensation Table”; and

•	directors and all executive officers as a group.

	Shares of Class B Common Stock Beneficially Owned (a)		Shares of Class A Common Stock Beneficially Owned		Percent of Total Voting
Name	Number	Percent	Number	Percent (b)	Power (c)
David D. Smith †	7,411,072	28.6%	10,238,169 (d)	13.0%	23.3%
J. Duncan Smith †	7,073,466	27.3%	7,185,494 (e)	9.4%	21.4%
Robert E. Smith †	6,474,806	25.0%	6,479,431 (f)	8.5%	19.6%
Frederick G. Smith †	4,057,673	15.6%	4,085,947 (g)	5.6%	12.3%
Christopher S. Ripley †	—	—	250,164 (h)	*	*
David B. Amy †	—	—	228,566	*	*
Steven M. Marks †	—	—	93,406	*	*
Martin R. Leader †	—	—	62,794	*	*
Daniel C. Keith †	—	—	47,250	*	*
Lawrence E. McCanna †	—	—	28,775	*	*
Barry M. Faber †	—	—	11,676	*	*
Howard E. Friedman †	—	—	4,000	*	*
Manning & Napier Advisors
290 Woodcliff Drive
Fairport, NY 14450	—	—	6,637,864 (i)	9.6%	2.0%
FMR LLC
245 Summer Street
Boston, MA 02210	—	—	5,931,786 (j)	8.6%	1.8%
The Vanguard Group, Inc.
100 Vanguard Boulevard
Malvern, PA 19355	—	—	4,602,989 (k)	6.7%	1.4%
Blackrock, Inc.
40 East 52nd Street
New York, NY 10022	—	—	4,063,000 (l)	5.9%	1.2%
The Bank of New York Mellon Corporation
225 Liberty Street
New York, NY 10286	—	—	3,609,964 (m)	5.2%	1.1%
All directors and executive officers as a group
(16 persons)	25,017,017	96.5%	28,753,361 (n)	29.7%	76.8%

* Less than 1%
† The address for such beneficial owner is 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.

(a)
By virtue of a stockholders’ agreement by and among David D. Smith, Frederick G. Smith, J. Duncan Smith and Robert E. Smith, each of the Smith brothers is required to vote all of his Class A and Class B Common Stock in favor of the other Smith brothers to cause their election as directors. Consequently, each of the Smith brothers may be deemed to beneficially own the shares of common stock individually owned by the other Smith brothers. Nevertheless, each of the Smith brothers disclaims beneficial ownership of the shares owned by the other Smith brothers.

(b)
Percent of Class A Common Stock beneficially owned is the number of shares of Class A Common Stock beneficially owned divided by the sum of (i) number of shares of Class A Common Stock outstanding plus (ii) any Class B Common Stock individually held plus (iii) any options and stock-settled stock appreciation rights (SARs). The percentage of beneficial ownership assumes Class B Common Stock individually held plus any options and SARs are outstanding for the respective party, but not any other party.

(c)
Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share except for votes relating to “going private” and certain other transactions. The Class A Common Stock and the Class B Common Stock vote together as a single class except as otherwise may be required by Maryland law on all matters presented for a vote. Holders of Class B Common Stock may at any time convert their shares into the same number of shares of Class A Common Stock. The percentage of voting power assumes conversion of Class B Common Stock individually held plus any options and SARs outstanding for the respective party, but not any other party.

(d)
Includes 7,411,072 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, 10,084 shares of Class A Common Stock held in the 401(k) Plan, and 507,013 shares of Class A Common Stock held in irrevocable trusts established by David D. Smith for the benefit of family members, of which he is a co-trustee. Also includes 2,310,000 outstanding Stock Appreciation Rights (SARs) with exercises prices ranging from $11.68 to $31.40. The number of shares of Class A Common Stock issuable is determined by dividing (i) the amount of the difference between the aggregate market value of the shares underlying the SARs and the aggregate exercise price of the SARs by (ii) the closing market price per share on the date of exercise. There would have been 943,840 shares of Class A Common Stock issued, assuming that all of the outstanding SARs were exercised on March 14, 2016 based on the closing value of Class A Common Stock on this date and the underlying exercise prices of the SARs.

(e)
Includes 7,073,466 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, 80,185 shares of Class A Common Stock, 9,263 shares of Class A Common Stock held in the 401(k) Plan, and 22,580 shares of Class A Common Stock held in custodial accounts established by J. Duncan Smith for the benefit of family members, of which he is a trustee. The shares of Class B Common Stock include 137,154 shares held in an irrevocable trust established by J. Duncan Smith for the benefit of family members, of which he is the trustee.

(f)
Includes 6,474,806 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, 4,000 shares of Class A Common Stock, and 625 shares of Class A Common Stock held in the 401(k) Plan. The shares of Class B Common Stock include 145,000 shares held in an irrevocable trust established by Robert E. Smith for the benefit of family members, of which he is the trustee.

(g)
Includes 4,057,673 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, 18,900 shares of Class A Common Stock, and 9,374 shares of Class A Common Stock in the 401(k) Plan.

(h)
Includes 250,000 of outstanding stock options with exercise prices ranging from $27.36 to $32.54 and 164 shares of Class A Common Stock held in the 401(k) Plan. See Compensation Discussion and Analysis, Employment Agreements, for more information.

(i)
As set forth in the Schedule 13G filed by Manning & Napier Advisors with the SEC on January 12, 2016, Manning & Napier Advisors is deemed to be the beneficial owner of 6,637,864 shares and has sole voting power with respect to 5,792,564 of those shares and sole dispositive power with respect to all 6,637,864 shares.

(j)
As set forth in the Schedule 13G/A filed by FMR, LLC with the SEC on February 12, 2016, FMR, LLC is deemed to be the beneficial owner of 5,931,786 shares and has sole voting power with respect to 82,700 of those shares and sole dispositive power with respect to all 5,931,786 shares.

(k)
As set forth in the Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 10, 2016, The Vanguard Group, Inc. is deemed to be the beneficial owner of 4,602,989 shares and has sole voting power with respect to 147,182 of those shares, shared dispositive power with respect to 146,782 of those shares and sole dispositive power with respect to 4,456,207 of those shares.

(l)
As set forth in the Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 22, 2016, Blackrock, Inc. is deemed to be the beneficial owner of 4,063,000 shares and has sole voting power with respect to 3,913,795 of those shares and sole dispositive power with respect to all 4,063,000 shares.

(m)
As set forth in the Schedule 13G filed by The Bank of New York Mellon Corporation with the SEC on January 26, 2016, The Bank of New York Mellon Corporation is deemed to be the beneficial owner of 3,609,964 shares and has sole voting power with respect to 3,500,006 of those shares and has shared voting power and shared dispositive power with respect to all 3,609,964 of those shares.

(n)	Includes shares of Class A Common Stock that may be acquired upon the exercise of options and SARs.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES
Set forth below is certain information relating to our named directors and nominees, executive officers and certain key employees.

Name	Age	Title
Directors
David D. Smith	65	President, Chief Executive Officer, Chairman of the Board and Director
Frederick G. Smith	66	Vice President and Director
J. Duncan Smith	62	Vice President, Secretary and Director
Robert E. Smith	52	Director
Howard E. Friedman	50	Director
Daniel C. Keith	61	Director
Martin R. Leader	75	Director
Lawrence E. McCanna	72	Director

Executive Officers
David B. Amy	63	Executive Vice President / Chief Operating Officer of Sinclair
Barry M. Faber	54	Executive Vice President / General Counsel
Steven M. Marks	59	Co-Chief Operating Officer of Sinclair Television Group, Inc.
Steven J. Pruett	61	Co-Chief Operating Officer of Sinclair Television Group, Inc.
Christopher S. Ripley	39	Chief Financial Officer
David R. Bochenek	53	Senior Vice President / Chief Accounting Officer
M. William Butler	63	Senior Vice President / Promotion and Corporate Marketing
Rebecca J. Hanson	51	Senior Vice President / Strategy and Policy
Robert F. Malandra	53	Senior Vice President / Finance / Television
Delbert R. Parks, III	63	Senior Vice President / Chief Technology Officer
Lucy A. Rutishauser	51	Senior Vice President / Corporate Finance / Treasurer
Donald H. Thompson	49	Senior Vice President / Human Resources
Robert D. Weisbord	53	Chief Operating Officer / Sinclair Digital

Members of the Board of Directors are elected for one-year terms and serve until their successors are duly elected and qualified. Executive officers are appointed by the Board of Directors annually to serve for one-year terms and serve until their successors are duly appointed and qualified.

Messrs. David, Duncan and Robert Smith and Dr. Frederick Smith are brothers and have entered into a stockholders' agreement pursuant to which they have agreed to vote for each other as candidates for election to the Board of Directors until December 31, 2025.

Profiles
David D. Smith has served as President and Chief Executive Officer since 1988 and as Chairman of the Board of Sinclair Broadcast Group, Inc. since September 1990. Mr. Smith founded Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations, and was an officer and director of Comark until 1986. He also was a principal in other television stations prior to serving as a General Manager of WPMY (formerly WCWB-TV) from 1984 until 1986. In 1986, Mr. Smith was instrumental in the formation of Sinclair Broadcast Group, Inc. Mr. Smith serves as a member of the Board of Directors of Atlantic Automotive Corporation, The Triscari Group, Inc., The Sinclair Relief Fund, The American Flag Foundation, Inc., Cunningham Communications Inc., Gerstell Development, LP, Keyser Investment Group, Inc. and is a member of the Board of Managers of Alarm Funding Associates, LLC.

Based on Mr. Smith’s (i) more than twenty years of experience and expertise in the television broadcast industry, (ii) extensive industry knowledge and innovative thinking, (iii) understanding of the challenges, opportunities and risks faced by us and the industry, and (iv) valuable, significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

Frederick G. Smith has served as Vice President of Sinclair since 1990 and Director since 1986. Prior to joining Sinclair in 1990, Dr. Smith was an oral and maxillofacial surgeon engaged in private practice and was employed by Frederick G. Smith, M.S., D.D.S., P.A., a professional corporation of which Dr. Smith was the sole officer, director and stockholder. Dr. Smith serves as a member of the Board of Directors or Trustees of the Freven Foundation, Gerstell Academy, University of Maryland at Baltimore Foundation, St. Joseph’s Hospital, The Sinclair Relief Fund, Cunningham Communications Inc., Gerstell Development, LP, Keyser Investment Group, Inc. and Beaver Dam, LLC.

Based on Dr. Smith’s (i) more than twenty years of experience in the television broadcast industry, and (ii) valuable, significant shareholder perspective, the Board believes Dr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Dr. Smith should continue to serve as a director for the Company.

J. Duncan Smith has served as Vice President, Secretary and as a Director of Sinclair since 1986. Prior to that, he built and operated the following television stations: WPMY (formerly WCWB-TV) in Pittsburgh, Pennsylvania; WTTE-TV in Columbus, Ohio; WIIB-TV in Bloomington, Indiana and WTTA-TV in Tampa/St. Petersburg, Florida. In addition, Mr. Smith worked for Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations. Mr. Smith serves as a member of the Board of Directors of The High Rock Foundation, Cunningham Communications Inc., Gerstell Development, LP, Keyser Investment Group, Inc., Beaver Dam, LLC, and The Sinclair Relief Fund.

Based on Mr. Smith’s (i) more than twenty years of experience in the television broadcast industry, and (ii) valuable, significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

Robert E. Smith has served as a Director since 1986. He served as Vice President and Treasurer of Sinclair from 1988 to June 1998, at which time he resigned from his position as Vice President and Treasurer. In March 1997, Mr. Smith started RSMK LLC, a commercial real estate investment company. Prior to 1986, he assisted in the construction of several television stations including WTTE-TV in Columbus, Ohio and also worked for Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations. Mr. Smith serves as a member of the Board of Directors of Nextgen Foundation Charitable Trust, Gerstell Academy, Keyser Investment Group, Inc., Cunningham Communications, Inc., Gerstell Development LP, Beaver Dam LLC, and Laker Partners, LLC.

Based on Mr. Smith’s (i) more than twenty years of experience in the television broadcast industry, and (ii) valuable, significant shareholder perspective, the Board believes Mr. Smith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Smith should continue to serve as a director for the Company.

Howard E. Friedman has served as Director since January 6, 2015. He is the founding Partner of Lanx Management LLC, a hedge “fund of funds” as well as the Co-Founder, Publisher & CEO of Watermark Press, Inc. From 2006-2010, Mr. Friedman served as President and then Chairman of the Board of the American Israel Public Affairs Committee (AIPAC). In 2007 and in 2009, Washington Life Magazine listed Mr. Friedman as one of the 100 most powerful people in Washington D.C. From 2010-2012, he served as the President of the American Israel Educational Foundation, the charitable arm of

AIPAC. He is the immediate past Chair of the Board of The Associated: Jewish Community Federation of Baltimore. Mr. Friedman has served as President of the Baltimore Jewish Council, and as President of JTA-The Global News Service of the Jewish People. He currently serves as the Chairman of the Board of the Union of Orthodox Jewish Congregations of America. In addition, Mr. Friedman serves on the boards of the Johns Hopkins University Bloomberg School of Public Health, Touro College and University System, Talmudical Academy and the Simon Wiesenthal Center.

Based on Mr. Friedman’s extensive skills in finance, management and investment matters, the Board believes Mr. Friedman has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Friedman should continue to serve as a director for the Company.

Daniel C. Keith has served as a Director since May 2001. Mr. Keith is the President and Founder of the Cavanaugh Group, Inc., a Baltimore-based investment advisory firm founded in October 1995. Prior to establishing the Cavanaugh Group, Inc., Mr. Keith was Vice President, Senior Portfolio Manager, and Director of the Investment Management division of a local financial services company since 1985. During this time, he served as Chairman of the Investment Advisory Committee and was a member of the Board of Directors. Mr. Keith has been advising clients since 1979. He serves as a member of the Boards of Trustees of The High Rock Foundation.

Based on Mr. Keith’s extensive skills in finance, management and investment matters, the Board believes Mr. Keith has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Keith should continue to serve as a director for the Company.

Martin R. Leader has served as a Director since May 2002. Mr. Leader is a retired partner of the law firm ShawPittman (now known as Pillsbury Winthrop Shaw Pittman LLP) in Washington, D.C. where he specialized in communications law matters. Prior to his service at ShawPittman, Mr. Leader was a senior partner with the law firm of Fisher Wayland Cooper Leader & Zaragoza in Washington, D.C. from 1973 to 1999. Mr. Leader was a member of the Board of Directors of Atlantic Automotive Corporation until February 2006. Mr. Leader has served on the staff of the Office of Opinions and Review of the Federal Communications Commission. He is a member of the District of Columbia Bar. Mr. Leader graduated from Tufts University and Vanderbilt University Law School.

Based on Mr. Leader’s (i) prior experience in communications law and (ii) insight on government relations particularly with the Federal Communications Commission, the Board believes Mr. Leader has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. Leader should continue to serve as a director for the Company.

Lawrence E. McCanna has served as a Director since July 1995. Mr. McCanna was a shareholder of the accounting firm of Gross, Mendelsohn & Associates, P.A. from 1972 and served as its managing director through June 30, 2009. On July 1, 2009, Mr. McCanna retired from full-time employment with the firm, liquidating his entire interest in Gross, Mendelson & Associates on that date. Mr. McCanna provides substantial value to the Board of Directors through his extensive accounting, finance and management experience. He is an audit committee financial expert as defined by the SEC. Mr. McCanna has served on various committees of the Maryland Association of Certified Public Accountants and was Chairman of the Management of the Accounting Practice Committee. He is also a former member of the Management of an Accounting Practice Committee of the American Institute of Certified Public Accountants and a former member of the Board of Directors of Maryland Special Olympics and Mount St. Joseph High School.

Based on Mr. McCanna’s (i) extensive accounting, finance and management experience and (ii) ability to serve as an audit committee financial expert as defined by the SEC, the Board believes Mr. McCanna has acquired the experience, qualifications, attributes and skills necessary to act in the best interests of the Company and its stockholders, and thus, the Board has concluded that Mr. McCanna should continue to serve as a director for the Company.

David B. Amy has served as Executive Vice President and Chief Operating Officer of Sinclair Broadcast Group, Inc. since April 1, 2014. Prior to that, he served as Executive Vice President / Chief Financial Officer (CFO) of Sinclair since March 2001. From September 1999 to March 2001 he served as Executive Vice President and as Vice President and CFO from September 1998 to September 1999. Beginning in 1994, he served as CFO until September 1998. In addition, he serves as Secretary of Sinclair Television Group, Inc., and its wholly-owned subsidiaries that owns and operates our broadcasting operations. Mr. Amy has over 30 years of broadcast experience, having joined the predecessor of Sinclair as a Business Manager for WPNT-TV (formerly WPMY-TV and prior to that WPTT-TV) in Pittsburgh, Pennsylvania. Mr. Amy received his MBA degree from the University of Pittsburgh in 1981. Mr. Amy serves as a member of the Board of Directors of KDSM, LLC, The Maryland Science Center and Television Music License Committee. He is also a member of the Board of Managers of Triangle Sign & Service, LLC and Chairman of the Board of Managers of Alarm Funding Associates, LLC. He served as a member of the Board of Directors of Acrodyne Communications, Inc., and G1440 Holdings, Inc. until 2009; Visionair, Inc. until 2008 and Jadoo Power Systems, Inc. until 2007. Mr. Amy also served as the Audit Committee Chairman of Acrodyne Communications, Inc. until 2009.

Barry M. Faber has served as Executive Vice President / General Counsel since May 2008, as Vice President / General Counsel from August 1999 to May 2008 and prior to that as Associate General Counsel from 1996 to 1999. Prior to that time, he was associated with the law firm of Fried, Frank, Harris, Shriver, & Jacobson in Washington, D.C. Barry M. Faber is a graduate of the University of Virginia and the University of Virginia School of Law. Mr. Faber is also a member of the Board of Directors of The Sinclair Relief Fund.

Steven M. Marks has served as Co-Chief Operating Officer within our broadcast segment since May 2007. Prior to that, he served as Chief Operating Officer / Television Group from February 2003 to May 2007. Mr. Marks is responsible for the operations of a certain number of our television stations. Prior to that, he served as Vice President / Regional Director from March 2002 to February 2003. As a Vice President / Regional Director, Mr. Marks was responsible for the Baltimore, Columbus, Pittsburgh, Flint, Tallahassee, Charleston, West Virginia, Portland, Springfield, Minneapolis, Tampa, Syracuse, Norfolk, Richmond, Buffalo and Rochester markets. Prior to his appointment as Vice President / Regional Director, Mr. Marks served as Regional Director since October 1994. Mr. Marks served as General Manager for Sinclair’s flagship station, WBFF-TV in Baltimore, Maryland from July 1991 until October 1994. From 1986 until joining WBFF-TV in 1991, Mr. Marks served as General Sales Manager at WTTE-TV in Columbus, Ohio. Prior to that time, he was National Sales Manager for WFLX-TV in West Palm Beach, Florida.

Steven J. Pruett joined Sinclair as Co-Chief Operating Officer within our broadcast segment in April 2013, overseeing the operations of a certain number of our television stations.  Prior to that, he was with Communications Corporation of America, first as Chief Financial Officer, then becoming its President in 2006 and President and Chief Executive Officer, as well as a member of the Board, in 2007. Mr. Pruett served as special strategic advisor to DirecTV and Thomson Consumer Electronics from 1998 to 2002. From 1995 to 1999, he was a Managing Director at Communications Equity Associates. During his career, he has helped found several broadcast groups as an initial investor, financier, managing partner or board member including Spanish Radio Group Excel Communications, ACME Television, USBG, and UPI Media, where he served as President. Mr. Pruett attended Southern Illinois University at Edwardsville where he majored in Radio and Television. He later earned a Masters in Management from the JL Kellogg Graduate School of Business at Northwestern University. Beginning 2008, Mr. Pruett was a key member of the Fox Affiliate Board of Governors where he served as Treasurer until 2011 when he was elected Chairman, a position he held until 2014.

Christopher S. Ripley has served as Chief Financial Officer since April 1, 2014. Prior to that, Mr. Ripley served as Managing Partner of Canor LLC, a boutique media/entertainment advisory firm since 2013. From 2001 to 2013, he was a Managing Director at UBS Investment Bank’s Global Media Group and served as head of the Los Angeles office where he managed, advised and/or structured various financings and merger and acquisition transactions, managed bankers and support staff, and oversaw regulatory and compliance matters for the office. From 2000 to 2001, he was a Principal at Prime Ventures LLC, a venture capital firm where he was involved in capital investment decisions, business development, M&A, and organizational structuring. Prior to that and from 1998, Mr. Ripley worked in the investment banking division of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Ripley graduated from the University of Western Ontario, Richard Ivey School of Business, with a Bachelor of Arts in Honors Business Administration.

David R. Bochenek has served as Senior Vice President / Chief Accounting Officer since December 2013. Prior to that, he served as Vice President / Chief Accounting Officer since May 2005. Prior to that, he served as Chief Accounting Officer from November 2002 to April 2005. Mr. Bochenek joined Sinclair in March 2000 as the Corporate Controller. Prior to joining Sinclair, Mr. Bochenek was Vice President, Corporate Controller for Prime Retail, Inc. from 1993 until 2000. From 1990 to 1993, Mr. Bochenek served as Assistant Vice President for MNC Financial, Inc. and prior to that held various positions in the audit department of Ernst & Young, LLP. Mr. Bochenek received his Bachelor of Business Administration in Accounting and Master of Science in Finance from Loyola University, Maryland. Mr. Bochenek is a Certified Public Accountant and is a member of the board for Media Financial Management Association (MFM).

M. William Butler has served as Senior Vice President / Promotion and Corporate Marketing since October 2015. Prior to that, he served as Vice President / Programming and Promotion of Sinclair Television Group, Inc. since 1997. Prior to that, he served as Director of Programming at KCAL-TV in Los Angeles, California. Prior to that, he Director of Marketing and Programming at WTXF-TV in Philadelphia, Pennsylvania and prior to that he was the Program Director at WLVI in Boston, Massachusetts. Mr. Butler attended the Graduate Business School of University of Cincinnati from 1975 to 1976.

Rebecca J. Hanson has served as Senior Vice President / Strategy and Policy since January 2013. Prior to that, she was a Senior Advisor, Broadcast Spectrum with the Media Bureau of the Federal Communications Commission, and served on the Incentive Auction Task Force as the point person for broadcaster participation and issues affecting nonparticipating broadcasters. Prior to joining the FCC from 2007 to 2009, she was the Vice President, Strategic Initiatives at Sprint Nextel, where she was responsible for the launch and long-term growth strategy for the WiMAX network and a member of the deal team leading the financing and merger with Clearwire for a national spectrum footprint. From 2006 to 2007 she was a consultant focusing on business planning and deal execution for various digital media companies. Prior to that and from 2000, she held the positions of Senior Vice President, Business Development, and Vice President and Deputy General Counsel at XM Satellite Radio, Inc., where she was the lead negotiator for key strategic alliances and partnerships in the areas of programming, marketing, distribution, acquisitions/joint ventures and product development. She began her career as an attorney with Brownstein and Zeidman from 1993 to 1996 and then ShawPittman (now Pillsbury Winthrop Shaw Pittman) from 1996 to 2000, where she specialized in the areas of technology, commercial finance, and venture capital.

Robert F. Malandra has served as Senior Vice President / Finance and Television since June 2015. Prior to that, he served as Vice President / Finance and Television of Sinclair Television Group, Inc. since 2008 and has been with the company since 2006. Prior to joining Sinclair he worked for Madison Square Garden as an Executive Consultant covering their Radio City, MSG Network, and Arena properties. Prior to that, he was with Rainbow Media (now AMC Networks) where he served as Vice President Planning, Advertising for their network of regional sports channels. Prior to that, he was Vice President for Rainbow’s PRISM/SportsChannel Philadelphia. He holds an MBA in Media Strategy from Manchester Business School in Manchester England.

Delbert R. Parks, III has served as Senior Vice President / Chief Technology Officer of Sinclair Television Group, Inc. since November 2014. Prior to that, he served as Senior Vice President / Operations and Engineering, since December 2013. Prior to that, he served as Vice President / Engineering and Operations of Sinclair Television Group, Inc. since 1996. From 1985 to 1996, he was Director of Operations and Engineering for WBFF-TV in Baltimore, Maryland and Sinclair. He has held various operations and engineering positions with us for the last 40 years. He is responsible for planning, organizing and implementing operational and engineering policies and strategies as they relate to television operations, internet activity, information management systems, and infrastructure. Mr. Parks is a SMPTE (Society of Motion Picture and Television Engineers) Fellow and is a member of the Society of Broadcast Engineers. He is on the Board of Directors of the Baltimore Area Council of the Boy Scouts of America and has been active in the scouting program with his sons. Mr. Parks is also a retired Army Lieutenant Colonel who has held various commands during his 26-year reserve career.

Lucy A. Rutishauser has served as Senior Vice President / Corporate Finance / Treasurer since December 2013. Prior to that, she was Vice President / Corporate Finance / Treasurer since November 2002. From March 2001 until November 2002, she served as Treasurer and, from 1998 until March 2001, she served as Assistant Treasurer. From 1996 to 1997, Ms. Rutishauser was the Assistant Treasurer for Treasure Chest Advertising Company. From 1992 to 1996, Ms. Rutishauser served as Assistant Treasurer and Director of Treasury for Integrated Health Services, Inc. From 1988 to 1992, Ms. Rutishauser held various treasury positions with Laura Ashley, Inc. and the Black and Decker Corporation. Ms. Rutishauser graduated magna cum laude from Towson University with a Bachelor of Science degree in Economics and Finance and received her M.B.A., with honors from the University of Baltimore. Ms. Rutishauser is a member of the National Institute of Investor Relations and the Association of Finance Professionals.

Donald H. Thompson has served as Senior Vice President / Human Resources since December 2013. Prior to that, he served as Vice President / Human Resources since November 1999 and prior to that as Director of Human Resources from September 1996. Prior to joining us, Mr. Thompson was a Human Resources Manager for NASA at the Goddard Space Flight Center near Washington, D.C. Mr. Thompson holds a Bachelor’s Degree in Psychology and a Certificate in Personnel and Industrial Relations from University of Maryland, and an MS in Business / Human Resource & Behavioral Management and an MBA from Johns Hopkins University. Mr. Thompson is a member of the Society for Human Resource Management.

Robert D. Weisbord has served as Chief Operating Officer of Sinclair Digital Group, a newly created Digital Interactive Business Unit for Sinclair Broadcasting Group since January 2014. Mr. Weisbord is responsible for all web/mobile app/social media creation, interaction of the unit with news and television station platforms, revenue generation, and exploring strategic partnerships and potential related acquisitions. He served as Vice President / New Media from June 2010 to January 2014. From 2008 to June 2010, he served as Director of Digital Interactive Marketing for Sinclair. From 1997, he served in various management positions for the Company including Regional Group Manager, General Manager for the Company’s Las Vegas duopoly of KVMY-TV and KVCW-TV, and Director of Sales. Prior to that and from 1993, he was National Sales Manager for WTVT-TV in Tampa, Florida. Mr. Weisbord began his broadcasting career in the radio industry with Family Group Broadcasting in 1985. Mr. Weisbord holds a Bachelor of Science degree in Business Management and a Masters in Business Administration from the University of Tampa.

CORPORATE GOVERNANCE
Board of Directors and Committees. In 2015, the Board of Directors held a total of six meetings. All directors attended all of the meetings of the Board of Directors and all committees of the Board of Directors on which they served. All directors attended the Annual Meeting held on June 4, 2015. It is the Board’s policy that the directors should attend our annual meeting of shareholders, absent exceptional cause.
The committees of the Board of Directors include an Audit Committee and a Compensation Committee and from time to time special committees formed by the Board of Directors as may be necessary.

Board Leadership Structure and Risk Oversight. David D. Smith serves as both the Chairman of the Board of Directors and the President and Chief Executive Officer. The Chief Executive Officer’s performance is reviewed annually by the Compensation Committee, which reports results to the Board of Directors. The Compensation Committee consists of four directors, all of whom are independent pursuant to the Nasdaq Stock Market rules (the Nasdaq listing requirements). The Board of Directors appoints an independent director to preside over special committee meetings; however, no lead independent director of the Board of Directors exists. The Company deems this leadership structure appropriate for our Controlled Company (see Controlled Company Determination below) as it promotes efficient communication between the Chief Executive Officer and the Board of Directors as well as between the various board committees and the Board of Directors while monitoring effective independent board oversight over the Chief Executive Officer and the Company’s risks. While the Company’s management is charged with managing the Company’s day-to-day risks, the Company’s financial risk oversight is primarily conducted by the Audit Committee, which consists entirely of independent directors for purposes of Nasdaq listing requirements and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act). The Audit Committee reports financial risk oversight matters to the Board of Directors based on committee assessments and periodic reports from management. The Compensation Committee provides risk oversight concerning our compensation policies and practices. The Board of Directors with the assistance of management is responsible for all other risk oversight measures.

Risk Assessment of Compensation Policies and Practices. The Company’s primary source of revenue is advertising which it sells to a large variety of customers.  The Company does not pay a significant amount of incentive compensation to employees with the ability to take significant risks which could have a material adverse effect on the Company.  Incentive compensation is primarily paid to sales personnel who are not executive officers of the Company and do not have the ability or authority to engage in significant risk taking activity.  While we pay incentive compensation to certain of our executive officers, it is not significant to the Company as a whole and we believe it is designed to minimize unnecessary risk taking by aligning each executive’s interests with those of our shareholders and by emphasizing long-term performance rather than promoting short-term risk taking at the expense of long-term returns.  Our sales personnel and executive officers are incentivized to generate revenues and cannot participate in material speculative transactions or put material amounts of capital at risk without Board approval. As a result, the Company’s management, in consultation with the Company’s Compensation Committee, determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect.

Controlled Company Determination. Our Board has determined that we are a “Controlled Company” for purposes of the Nasdaq listing requirements. A “Controlled Company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. Certain Nasdaq listing requirements do not apply to a “Controlled Company,” including requirements that: (1) a majority of its board of directors must be comprised of “independent” directors as defined in the Nasdaq listing requirements; and (2) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present. Our Board of Directors has determined that we are a “Controlled Company” based on the fact that the Smith brothers hold more than 50% of our voting power and are parties to a stockholders’ agreement that obligates them to vote for each other as candidates for election to the Board of Directors. The Smith brothers have been our executive officers and/or directors at all times since we became a publicly traded company in 1995. Currently, David D. Smith, Frederick G. Smith and J. Duncan Smith are executive officers and directors and Robert E. Smith is a director.

Director Independence. The Board has determined that Messrs. McCanna, Keith, Leader, and Friedman have no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that they otherwise meet the independence criteria under the Nasdaq listing requirements. The Board has also determined that Messrs. McCanna, Keith and Leader satisfy the additional independence requirements of Rule 10A-3 under the Exchange Act, enabling them to serve on the Audit Committee. In making its independence determination, the Board of Directors considered any transactions, relationships and arrangements as required by our independence guidelines. In particular, with respect to each of the most recent completed three fiscal years, the Board evaluated Mr. Keith, the type and amount of investment advisory services provided by the firm where he serves as an executive officer to our Controlling Shareholders and family members of our Controlling Shareholders.

Audit Committee. The members of the Audit Committee are Messrs. McCanna, Keith and Leader. The Audit Committee is governed by a written charter approved by the Board of Directors and available on our website at www.sbgi.net. The Audit Committee formally met six times during the year ended December 31, 2015.

The Board of Directors has determined that all audit committee members are financially literate under the Nasdaq listing requirements and that Lawrence E. McCanna qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Exchange Act.

The Nasdaq listing requirements require that audit committees have at least three directors and that all directors be independent, as defined in the Nasdaq listing requirements and Rule 10A-3 under the Exchange Act. The Board has determined that Messrs. McCanna, Keith and Leader meet the independence criteria established in the Nasdaq listing requirements and the Exchange Act.

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of Sinclair including compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence and the performance of Sinclair’s internal control function. The Audit Committee is responsible for the appointment of Sinclair’s independent auditors, whose appointment may be ratified by the shareholders. The Audit Committee oversees all of our internal controls and risk management policies and meets with our independent auditor and management regarding our internal controls and other matters. The Audit Committee is responsible for reviewing compliance with Sinclair’s ethics policy and has established procedures for the receipt, retention and treatment of complaints received by Sinclair regarding accounting controls or auditing matters and the confidential, anonymous submission by Sinclair’s employees of concerns regarding questionable accounting or auditing matters. The Audit Committee is also responsible for approving or ratifying related person transactions pursuant to Sinclair’s related person transaction policy. This policy is described in this proxy statement under the caption Related Person Transactions.

Compensation Committee. Nasdaq listing requirements require that compensation of executive officers be determined, or recommended to the Board of Directors for determination, either by a majority of the independent directors or a compensation committee comprised solely of independent directors. As a “Controlled Company,” we are not subject to this listing requirement. However, the Compensation Committee during 2015 and as of today consists entirely of Messrs. Keith, Friedman, McCanna, and Leader, all of whom meet the independence criteria established by the Nasdaq listing requirements. Mr. Friedman was nominated to the compensation committee on June 4, 2015. These independent directors also meet the criteria to be outside directors under Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”) and are responsible for compensation intended to qualify as “performance-based compensation” exempt from the $1 million deduction limit under Section 162(m). Although the Compensation Committee does not have a written charter, the Compensation Committee is charged with the responsibility for setting executive compensation, reviewing certain compensation programs, administering our equity incentive plans, recommending for inclusion in this proxy statement the Compensation Discussion and Analysis which is included in this proxy statement, preparing the compensation committee report required by SEC rules which is included in this proxy statement, and making other recommendations to the Board of Directors. The Compensation Committee formally met eight times during the year ended December 31, 2015.

Each year, the Compensation Committee reviews the prior performance of each named executive officer, reviews the effectiveness of past compensation objectives and approves the compensation policies and plans for the next fiscal year. The Compensation Committee assesses each named executive officer’s operational abilities, leadership skills, and potential to contribute to long-term shareholder value. The Compensation Committee provides risk oversight concerning our compensation policies and practices for executive officers. Executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan. At times, the Compensation Committee may specifically request meetings with executive officers to gain a full understanding and exploration of assessed attributes. Our President and Chief Executive Officer, David D. Smith, and our Executive Vice President and Chief Operating Officer, David B. Amy, consult with the Compensation Committee on appropriate compensation for executive officers other than themselves. In addition, our Senior Vice President, Human Resources, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations. The Compensation Committee does not use outside consultants to set compensation.

Director Nominations. The Board does not have a standing nominating committee and there is no formal nominating committee charter, although the Board has adopted a resolution addressing the director nominations process. Instead, the directors who are determined to be “independent” under the Nasdaq listing requirements perform the functions of a nominating committee. The Board believes it is appropriate not to maintain a standing nominating committee primarily because the relatively small number of independent directors on the Board makes it unnecessary to separate the nominating function into a committee structure.

Our independent directors are primarily responsible for identifying and recommending nominees to the Board of Directors for approval of membership on the Board. The independent directors’ primary responsibilities in recommending nominees are to: (1) establish criteria for the selection of new directors to become members of the Board, which criteria shall be approved by the Board; (2) lead the search for and identify individuals qualified to become members of the Board and conduct the necessary and appropriate inquiries into the backgrounds and qualifications of possible nominees; (3) consider questions of independence and possible conflicts of interest of members of the Board and executive officers, and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interest of all shareholders; (4) consider recommendations for director nominees from current directors and executive officers, shareholders and other parties they deem appropriate; (5) have the authority to retain and terminate a search firm to identify director candidates at our expense; (6) determine each proposed nominee’s qualifications for service on the Board; (7) consult with the President and Chief Executive Officer and Chairman of the Board during the process of identifying director nominees; and (8) identify and recommend annually, or as vacancies or newly created positions occur, director nominees for approval by the Board of Directors. Further, while the Board has no formal diversity policy, the independent directors regularly review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes, diverse perspectives and personal and professional backgrounds for service as one of our directors.

The independent directors will consider nominees proposed by shareholders. Although there is no formal policy regarding shareholder nominees, the Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on an assessment of the individual’s background, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time. To recommend a prospective nominee for consideration, shareholders should submit the candidate’s name, contact information, biographical material and qualifications in writing to Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030. For more information regarding nominating a director, see Shareholder Proposals.

Interested Party Communication with the Board. Shareholders and other parties interested in communicating directly with the Board, any Board committee or any Director, may do so by writing to Sinclair Board of Directors, c/o Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030. Under the process adopted by the Board, letters we receive that are addressed to members of the Board are reviewed by our Corporate Secretary who will regularly forward a summary and copies of all such correspondence to the Board.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. Shareholder communications that constitute advertising or promotion of a product or service or relate to improper or irrelevant topics will not be forwarded to the Board, any board committee or any director.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee are Messrs. Keith, Friedman, Leader and McCanna. None of the members of our Compensation Committee at any time has been one of our officers or employees.

The following executive officers are directors of other entities that have a director or executive officer who is on our Board of Directors. David D. Smith, Frederick G. Smith and J. Duncan Smith, all of whom are executive officers and on our Board of Directors, are directors and/or executive officers of other various companies controlled by them, including Cunningham Communications, Inc., Keyser Investment Group, Inc., Gerstell Development, LP and Sinclair Relief Fund. Frederick G. Smith and J. Duncan Smith also control Beaver Dam, LLC along with Robert E. Smith. Barry M. Faber is an executive officer of Sinclair and a director of The Sinclair Relief Fund. David B. Amy is an executive officer of Sinclair and Chairman of the Board of Managers of Alarm Funding Associates, LLC and a member of the Board of Managers of Triangle. Additionally, David D. Smith is on the Board of Managers of Alarm Funding Associates, LLC. See Related Person Transactions for additional information regarding the previously mentioned executive officers and directors.

During 2015, none of the named executive officers participated in any final deliberations of our Compensation Committee relating to compensation of the named executive officers.

DIRECTOR COMPENSATION FOR 2015
The following table sets forth certain information regarding compensation for services rendered by our non-employee directors during the year ended December 31, 2015.

Name (a)	Fees Earned or Paid in Cash	Stock Awards (b)	All Other Compensation		Total
Robert E. Smith	$47,000	$121,500	$—	(c)	$168,500
Howard E. Friedman	47,000	121,500	—		168,500
Daniel C. Keith	80,000	121,500	—		201,500
Martin R. Leader	74,000	121,500	—		195,500
Lawrence E. McCanna	81,500	121,500	—		203,000

(a)
Compensation for David D. Smith, our Chairman of the Board, President and Chief Executive Officer, is reported in the Summary Compensation Table included in this proxy statement. Frederick G. Smith and J. Duncan Smith are omitted from this table, as they serve as executive officers, but are not named executive officers and do not receive additional compensation for services provided as directors.

(b)
On the date of our annual meeting, each non-employee director received a grant of 4,000 shares of Class A Common Stock pursuant to the 1996 Long-Term Incentive Plan for services rendered during the preceding year. The amount presented represents the grant date fair value of the stock award computed in accordance with Financial Accounting Standards (FASB) Accounting Standards Codification (ASC) Topic 718.

(c)
Robert E. Smith is a participant in our company sponsored health care plan. Mr. Smith pays standard premiums pursuant to the plan, however, unlike a typical company participant, he is required to reimburse the Company for any health care costs in excess of $100,000. During 2015, Mr. Smith’s health care costs did not exceed $100,000, nor did they exceed the premiums he paid; therefore, we did not have to pay for any costs during the year.

Non-employee directors receive $35,000 for their services as a director. The Audit Committee Chairman receives an additional $7,500 annually and the Compensation Committee Chairman receives an additional $6,000 annually. Non-employee directors also receive $2,000 for each Board of Directors meeting attended, $2,500 for each audit committee meeting and special committee meeting, if any, attended and $1,500 for each compensation committee meeting attended. We reimburse our directors for any business related travel expenses. Additionally, each non-employee director is granted unrestricted shares of Class A Common Stock upon election to the board on the date of our annual meeting of shareholders.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction. In this section, we discuss certain aspects of our compensation program as it pertains to our President and Chief Executive Officer (CEO), our Chief Financial Officer (CFO), our Executive Vice President / Chief Operating Officer of Sinclair (COO), a Co-Chief Operating Officer of Sinclair Television Group, Inc., and our Executive Vice President / General Counsel in 2015. These individuals represent our principal executive officer, our principal financial officer and our next three most highly compensated executive officers during 2015. We refer to these five persons throughout this proxy statement as the “named executive officers.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.
We believe that the performance of each of the named executive officers has the potential to impact both our short-term and long-term profitability. Our Board of Directors has established a Compensation Committee that is responsible for establishing and administering our named executive officers’ and other key employees’ compensation. The Compensation Committee consists of three non-employee directors, all of whom are independent under the Nasdaq listing requirements.

General Philosophy, Objectives and Design. We believe that our people are our most valuable resource and that the dedication and quality of our named executive officers are vital to the long-term interests of our shareholders. We have established a compensation program for our executive officers that is competitive and designed to support our strategic goals. The primary objectives of our compensation program are to attract and retain the best available people while efficiently utilizing available resources, to enhance the executive officers’ overall performance, to align the long-term interests of our executive officers with those of our shareholders, to improve our overall business performance and to reward individual performance. This is accomplished through a combination of base salary, long-term incentive compensation and cash bonus designed to be competitive with comparable employers in the television broadcast industry. The Compensation Committee considers both the Company’s overall performance and the individual’s performance when setting compensation levels. However, there are no set guidelines or policies outlining the weight of each, as the Compensation Committee assesses each factor at its discretion.

Shareholder Say on Pay Considerations. In 2014, we submitted an advisory vote on our executive compensation to our shareholders (also known as “Say on Pay”).  Approximately 96% of our shareholders that voted approved our executive compensation.  Our Board and our Compensation Committee considered the strong voting results as a shareholder endorsement of our executive compensation policies and practices, and we intend to continue to emphasize our pay-for-performance compensation philosophy that aligns long-term interests of our executives with those of our shareholders.

Compensation Process. Each year, the Compensation Committee reviews the prior performance of each executive officer, reviews the effectiveness of past compensation objectives and approves the compensation policies and plans for the next fiscal year. The Compensation Committee assesses each executive officer’s operational abilities, leadership skills, and potential to contribute to long-term shareholder value. Executive officers have access to the Compensation Committee to present and discuss their own performance and compensation plan. At times, the Compensation Committee may specifically request meetings with executive officers to gain a full understanding and exploration of assessed attributes. Our President and Chief Executive Officer, David D. Smith, and our Executive Vice President and Chief Operating Officer, David B. Amy, consult with the Compensation Committee on appropriate compensation for executive officers other than themselves. In addition, our Senior Vice President, Human Resources, Donald H. Thompson, presents information and recommendations to the Compensation Committee based on market evaluations. In determining the amount of executive officer compensation each year, the Compensation Committee reviews competitive market data from the broadcast and media industry as well as other similarly sized companies comparable to us, including those companies we have determined to be in our peer group. The Compensation Committee does not benchmark executive officer compensation against competitive market data or our peer group. However, when determining the levels of base salary, cash bonuses and equity awards of our executive officers, our Compensation Committee uses market data in combination with an analysis of other factors including company and individual performance and executive officer responsibilities.

For 2015, the Compensation Committee determined that our peer group consisted of the following companies in our industry:

- Gray Television, Inc.	- Meredith Corporation	- E.W. Scripps
- Cumulus Media, Inc.	- Nexstar Broadcasting Group, Inc.	- Tegna, Inc.
- Scripps Network Interactive	- Media General, Inc.	- Tribune Media

In addition, the Compensation Committee considers information from salary surveys to evaluate compensation for similar positions taking into account geographic location and the companies’ revenue size. These surveys included Salary.com / CompAnalyst / Kenexa, Towers Watson and Mercer reports. While we review these surveys, we do not formally engage outside compensation consultants.

All final compensation decisions regarding executive officers are made by the Compensation Committee with the exception that decisions regarding “performance-based compensation under Section 162(m)” and all compensation decisions for Mr. David D. Smith, Mr. Frederick G. Smith and Mr. J. Duncan Smith are made by the independent directors serving on the Compensation Committee.

Primary Elements of Compensation. We provide a competitive mix of compensation elements that align executive officer compensation with shareholder value. Our compensation program includes both short and long-term compensation in the form of base salary, long-term incentive compensation and cash bonus as discussed below. We believe that these compensation components provide an appropriate mix of fixed and variable pay, balances short-term operation performance with long-term shareholder value and encourages executive recruitment and retention, which aligns with our compensation philosophy and objectives.

Base Salary. Base salaries are not objectively determined, but instead reflect levels that we concluded were appropriate based upon our general experience. Base salary is designed to provide competitive levels of compensation to our executive officers based upon their experience, professional status, accomplishments, duties and scope of responsibility. As noted above under Compensation Process, also taken into consideration when establishing base salaries are salaries paid by our competitors for similar positions within the television broadcast industry as well as salaries paid by companies outside of our industry for comparable positions. In addition to market comparisons, the Compensation Committee considers individual performance when determining base salary.

Long-Term Incentive Compensation. Our compensation program includes long-term incentive compensation, paid in the form of restricted stock awards, stock-settled appreciation rights (SARs), stock options, and other long-term incentive cash bonuses including Special Longevity Bonus payable to certain executive officers at future dates pursuant to their respective employment agreements (See Employment Agreements below). We have elected to pay long-term incentive compensation in order to provide an incentive for our executive officers to provide strong returns to our shareholders, to better align the interests of our executive officers with those of our shareholders, to continue long-term leadership in the service of the Company and to ensure a competitive compensation program given the market prevalence of equity compensation.

Our restricted Class A Common Stock awards are granted pursuant to the Company’s 1996 Long-Term Incentive Plan (the LTIP) and are time-based awards requiring the executive officer to remain employed by the Company in order for the restricted stock to vest, which is generally over two years.

SARs granted pursuant to the LTIP, have a 10-year term and are fully vested upon grant. Upon exercise of SARs, the holder would receive a number of shares of Class A Common Stock, equal in value to the difference between the SARs’ base value and the per share closing price of the Company’s Class A Common Stock on the date of exercise for the number of SARs being exercised.

Stock options granted pursuant to the LTIP have a 10-year term have exercise prices equal to the fair value of the Class A Common Stock on the date of grant, and may or may not have certain vesting conditions.

When granting equity awards, consideration is given to company and employee performance, but awards are made at the discretion of the Compensation Committee under no objective guidelines. Grants of equity awards are valued only at the closing price of our stock on the date of grant. We try to make grants of equity awards at times when they will not be influenced by scheduled releases of information or while we otherwise do not possess material, non-public information, but we have no formal policy as to the timing of equity grants.

Effective November 2011, certain executive officers became entitled to a Special Longevity Bonus, as defined in their respective employment agreements, providing for a single lump sum cash payment due to the executive officer at a specified future date. These Special Longevity Bonuses are time-based awards requiring the executive officer to remain employed by the Company in order to receive the bonus payments over periods ranging from three to seven years.

Cash Bonus. Our compensation philosophy is to primarily award cash bonuses to those that have a direct influence on our ongoing revenue and television operating performance. Based on this criteria, in early 2015, the Compensation Committee determined that Steven M. Marks, Co-Chief Operating Officer of Sinclair Television Group, Inc., who oversees operations of certain television stations, and our CEO would be eligible to receive a performance-based cash bonus for 2015 performance. The purpose of Mr. Marks and the CEO’s cash bonus is to promote the attainment of specific financial goals and reward achievement of those goals. We favor an objective approach when measuring the cash bonus. The Compensation Committee determines at its discretion the maximum bonus amounts paid.

The CEO is eligible for a quarterly cash bonus. For 2015, the CEO was eligible for maximum quarterly bonuses of $250,000 for each of the first, second, third and fourth quarters and was dependent on the generation of certain earnings before interest, taxes, depreciation and amortization (EBITDA) targets. EBITDA is a non-GAAP measure reflective of the operating performance of the entire company. EBITDA is calculated as GAAP operating income plus research and development expenses, stock-based compensation, depreciation and amortization, impairments, other non-cash charges less non-cash revenue and cash film payments. We believe this measure best captures the CEO's influence over the performance of the company.

Mr. Marks’ cash bonus is categorized into two components: a quarterly cash bonus and an annual cash bonus. For 2015, Mr. Marks was eligible for maximum quarterly bonus amounts of $33,300 per quarter and for a maximum annual bonus of $300,000, dependent on the generation of certain television broadcast cash flow (BCF) targets. Additionally, Mr. Marks was eligible for maximum quarterly bonus amounts of $3,700 per quarter, dependent upon the generation of certain digital interactive / internet revenue targets. BCF is a non-GAAP measure reflective of our television assets’ operating performance. BCF is calculated as GAAP operating income plus corporate general and administrative expenses, research and development expenses, stock-based compensation, depreciation and amortization, impairments, other operating division expenses and other non-cash charges less other operating divisions’ revenues, non-cash revenue and cash film payments. We believe this measure best captures Mr. Marks’ influence over our revenue and television operation performance.

In the event that certain events take place that were not contemplated at the time the targets were determined, the Compensation Committee can adjust the targets to exclude the effect of these events. Examples of such events include acquisitions, dispositions and changes in accounting rules. In addition, we target the amount of EBITDA and BCF used in individual bonus determinations at amounts commensurate with the executive’s sphere of influence.

The CEO’s and Mr. Marks’ quarterly bonus is paid on a sliding scale. If actual quarterly EBITDA / BCF is equal to or in excess of the targeted quarterly EBITDA/BCF for a particular quarter, then 100% of the maximum quarterly bonus attributable to EBITDA / BCF is paid. For any particular quarter, if actual quarterly EBITDA / BCF is between 95% and 99.9% of budgeted quarterly EBITDA / BCF, then 25% to 95% of the maximum quarterly bonus is paid as follows:

Percentage Achievement of Budgeted EBITDA / BCF	Payout Percentage of Maximum Quarterly Bonus for EBITDA / BCF
95 - 95.9%	25%
96 - 96.9%	40%
97 - 97.9%	65%
98 - 98.9%	80%
99 - 99.4%	90%
99.5 - 99.9%	95%

If actual quarterly EBITDA / BCF is less than 95% of budgeted EBITDA / BCF, then no quarterly bonus is paid. However, included in the cash bonus is an annual bonus catch-up provision. If at the end of the year, the annual actual EBITDA / BCF is greater than the annual targeted EBITDA / BCF and the fourth quarter’s actual quarterly EBITDA / BCF is greater than 95% of such quarter’s targeted quarterly EBITDA / BCF, an annual bonus calculation is determined using the quarterly percentage achievement targets and a corresponding quarterly payout percentage. Any excess in the annual bonus calculated over the quarterly bonuses paid will also be paid. For 2015, the CEO’s targeted EBITDA for the first, second, third and fourth quarters were $144.7 million, $183.9 million, $173.4 million and $222.0 million, respectively. During 2015, actual EBITDA relative to the CEO exceeded targeted EBITDA for two of the quarters, therefore received the maximum payout and was paid according to the sliding scale noted above for the other two quarters. The CEO was paid an aggregate of $1,000,000 in accordance with the sliding scale noted above. For 2015, Mr. Marks’ targeted BCF, which is adjusted for certain revenue and expense items for which Mr. Marks does not have direct responsibility or influence over, for the first, second, third and fourth quarters was $42.6 million, $62.4 million, $47.0 million and $78.6 million, respectively. Mr. Marks exceeded the minimum 95% of budgeted BCF for all four quarters and was paid $133,200 in accordance with the sliding scale noted above. Additionally, for 2015, Mr. Marks exceeded the targeted digital interactive/internet revenues all four quarters and thus 100% of the maximum of the quarterly digital interactive/internet bonus was paid, totaling $14,800.
Retirement Plans. Our compensation program includes retirement plans designed to provide income following a named executive officer’s retirement. Our executive officers can participate in The Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan and Trust (the 401(k) Plan). Contributions made to the 401(k) Plan are matched by the Company, typically in the form of our Class A Common Stock. The match is discretionary and typically equal to 50% of elective deferrals, up to 4% of each executive officer’s total cash compensation subject to Internal Revenue Service regulations. In addition, the Compensation Committee has the ability to make additional discretionary contributions to the 401(k) Plan for the benefit of all employees including executive officers. Calculations of targeted overall compensation for executive officers do not include the benefits expected to be received under the 401(k) Plan. Executive officers participate in the 401(k) Plan on the same terms as all other employees.

Deferred Compensation Plan. Effective January 1, 2014, we established a nonqualified benefit plan provided to a select group of highly compensated employees as determined by the Company.  The plan is a voluntary program that allows participants to defer eligible compensation for a minimum of five years up to normal retirement age, and make investments elections for the deferred compensation. Employees may defer up to 80% of their compensation and/or 100% of certain bonuses.  Participants may receive an employer discretionary match on their deferral, or other discretionary employer contributions.  Elective deferrals are 100% vested upon contribution.  Any employer discretionary contributions vest in increments of 25% each year of service, and is fully vested after 4 years of service, with all prior service credited towards vesting, or upon disability, death, or attainment of age 65.
Perquisites and Other Benefits. Perquisites and other benefits represent a minimal amount of the executive officers’ compensation. The Compensation Committee annually reviews the perquisites that executive officers receive. The primary perquisites for executive officers are tickets to sporting events and certain business entertainment events and related expenses.
Executive officers also participate in our other benefit plans on the same terms as all other employees. These other plans include medical, dental and vision insurance, disability and life insurance and the employee stock purchase plan.
Employment Agreements. We do not have an employment agreement with David D. Smith, President and Chief Executive Officer. Below is a description of the employment agreements we have entered into with our other named executive officers:

In September 1998, we entered into an employment agreement with David B. Amy, Executive Vice President and Chief Operating Officer, which was amended and restated in November 2011. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Amy at any time, with or without cause. Payment due upon termination, in addition to any earned but unpaid normal compensation and benefits as of the termination date, in the event of death or disability is equal to the current base salary through the end of the month in which termination occurs. In the event of termination without cause or for good reason, Mr. Amy will also receive one additional month of base salary. Mr. Amy received a base salary for 2015 of $869,000. Further, Mr. Amy’s employment agreement entitled him to receive a $3,000,000 Special Longevity Bonus which was paid during 2014. The agreement also contains non-competition and confidentiality restrictions on Mr. Amy.

In March 2014, we entered into an employment agreement with Christopher Ripley who joined the Company effective April 1, 2014 as Chief Financial Officer. Mr. Ripley received a base salary for 2015 of $766,875. Under the agreement, he has the right to earn an annual performance bonus at the discretion of the Company’s Compensation Committee (the “Performance Bonus”). Provided his employment has not been earlier terminated, and subject to a limit on the total cumulative intrinsic value realized of $20 million, on December 31 of each of his first eight years of employment, beginning with 2014, Mr. Ripley will receive immediately exercisable options to purchase 125,000 shares of the Company’s Class A Common Stock. Any such options are governed by the Company’s 1996 Long Term Incentive Plan, as amended, or any successor plan. On December 31, 2015, Mr. Ripley received options to purchase 125,000 shares of Class A Common Stock at an exercise price of $32.54. Mr. Ripley’s employment agreement provides that in the event his employment is terminated by the Company without cause or by Mr. Ripley for good reason (as such terms are defined therein), in either case on or before December 31, 2015, he would be entitled to a payment equal to two times the sum of (i) his annual base salary, (ii) the Performance Bonus payable to him for his 2014 services, and (iii) the value of the stock options that were, granted to him on December 31, 2014. In the event any such termination occurs after December 31, 2015, Mr. Ripley will be entitled to a payment equal to the sum of (i) his annual base salary, (ii) the average of any Performance Bonuses paid to him for the two calendar years immediately preceding the effective date of the termination, and (iii) the value of the stock options received by him on the immediately preceding December 31. The severance payment due upon death or disability, is equal to the current base salary through the end of month in which termination occurs and one month of base salary for each full year of continuous employment, in addition to any earned but unpaid normal compensation and benefits as of the termination date. The agreement also contains non-competition and confidentiality restrictions on Mr. Ripley.

In August 2004, we entered into an employment agreement with Barry M. Faber, Executive Vice President and General Counsel, which was most recently amended and restated in August 2015. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Faber at any time, with or without cause. Mr. Faber received a base salary for 2015 of $837,425. Effective November 2011, Mr. Faber was entitled to a Special Longevity Bonus, as defined in the agreement, providing for a single lump sum cash payment of $2,500,000 due at the earlier of the September 3, 2016, upon change-in-control or termination of employment by the Company without cause or by the employee with good reason. In August 2015, Mr. Faber's employment agreement was amended to allow for an increase in the Special Longevity Bonus by $501,000 to $3,001,000 in the event that he elected to defer not less than 97% of the Special Longevity Bonus until retirement. Mr. Faber elected to make this deferral in August 2015. Payment due upon termination, in addition to the Special Longevity Bonus discussed above and any earned but unpaid normal compensation and benefits as of the termination date, in the event of death or disability is equal to the current base salary through the end of the month in which termination occurs. Additionally, upon termination of employment as a result of death or disability, a percentage of the Special Longevity Bonus will be paid, determined by the total cumulative days of service divided by total days of service that would have been provided through September 3, 2016. In the event of termination without cause or for good reason, Mr. Faber will also receive one additional month of base salary. The agreement also contains non-competition and confidentiality restrictions on Mr. Faber.

In February 1997, we entered into an employment agreement with Steven M. Marks, Vice President and Co-Chief Operating Officer of Sinclair Television Group, Inc., which was amended and restated in November 2011. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Marks at any time, with or without cause. Mr. Marks received a base salary for 2015 of $869,000. Effective November 2011, Mr. Marks is entitled to a Special Longevity Bonus, as defined in the agreement, providing for a single lump sum cash payment of $2,750,000 due at the earlier of the November 19, 2018, upon change-in-control or termination of employment by the Company without cause or by the employee with good reason. Additionally, upon termination of employment as a result of death or disability, a percentage of the Special Longevity Bonus will be paid, determined by the total cumulative days of service divided by total days of service that would have been provided through November 19, 2018. Payment due upon termination, in addition to the Special Longevity Bonus discussed above and any earned but unpaid normal compensation and benefits as of the termination date, in the event of death or disability is equal to the current base salary through the end of the month in which termination occurs. In the event of termination without cause or for good reason, Mr. Marks will also receive one additional month of base salary. The agreement also contains non-competition and confidentiality restrictions on Mr. Marks.

Accounting and Tax Consideration. Section 162(m) of the Internal Revenue Code of 1986 (Section 162 (m)), does not allow publicly held companies to obtain tax deductions for compensation of more than $1.0 million paid in any year to any employee who is treated as a “Covered Employee” unless such payments are “qualified performance-based” as defined by the applicable treasury regulations. “Covered Employee” definition, as amended by Notice 2007-49, includes the Company’s CEO and any of the Company’s three other most highly compensated executive officers (other than the CEO and the CFO) who are employed as of the end of the year. Exceptions are made for qualified performance-based compensation awarded by the Compensation Committee, among other things. Under the tax rules, the Compensation Committee must be comprised solely of two or more outside directors. In 2013, we received shareholder approval of certain performance criteria and other award terms for a qualified performance-based incentive program intended to preclude the deduction limitation requirements pursuant to Section 162(m) meeting of shareholders. While the Compensation Committee considers the Section 162(m) exceptions and desires to meet the requirements of Section 162(m) for deductibility when appropriate and consistent with the compensation goals, not all compensation paid to our executive officers may qualify for tax deductibility. Further, because of ambiguities and uncertainties under Section 162(m), we cannot give any assurance that compensation that we intend to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible.

As a general matter, we determine and implement compensation elements based on their alignment with our compensation philosophy and objectives and not based on any unique or preferential accounting or tax treatment.

Executive Compensation Actions After December 31, 2015. For 2016, compensation was set by the Compensation Committee as follows:

Name	Base Salary	Maximum Annual Bonus Potential (a)
David D. Smith	$1,000,000	$1,000,000
Christopher S. Ripley	782,225	—
David B. Amy	886,000	—
Barry M. Faber	900,000	—
Steven M. Marks	886,000	456,000

(a) - Excludes bonuses that may be awarded at the discretion of the Compensation Committee. In 2015, Mr. Ripley was awarded a $675,000 discretionary bonus for his services.

The Compensation Committee also granted restricted stock awards to named executive officers, except Mr. David D. Smith and Mr. Ripley, in accordance with the discussion under “Long-Term Incentive Compensation” above. Messrs. Amy, Marks, and Mr. Faber were granted restricted stock awards of 15,175, 5,900, and 16,000 shares, respectively. Additionally, the Compensation Committee granted Mr. David Smith 400,000 SARs.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company incorporated it by specific reference.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in or incorporated by reference into the Company’s annual report on Form 10-K and the Company’s proxy statement on Schedule 14A.

Compensation Committee

Daniel C. Keith, Chairman
Martin R. Leader
Lawrence E. McCanna

Summary Compensation Table for 2015, 2014 and 2013
The following table sets forth certain information regarding compensation for services rendered in all capacities during the year ended December 31, 2015 by our named executive officers.

Name and Principal Position	Year	Salary		Stock Awards (a)	Annual bonus (b)	Option Awards (c)	Non-equity Incentive Plan Compensation (d)	All Other Compensation		Total
David D. Smith,	2015	$1,000,000		$—	$—	$2,600,000	$1,000,000	$—		$4,600,000
President and Chief	2014	1,000,000		—	—	2,620,000	675,000	—		4,295,000
Executive Officer	2013	1,000,000		—	—	3,155,000	1,000,000	—		5,155,000
Christopher S. Ripley,	2015	766,875		—	675,000	843,663	—	—		2,285,538
Chief Financial Officer	2014	562,500	(f)	—	—	1,073,817	—	—		1,636,317
David B. Amy,	2015	869,000		498,600	—	—	—	37,424		1,405,024
Executive Vice President	2014	850,000		557,200	—	—	—	3,030,225	(e)	4,437,425
and Chief Operating Officer	2013	753,000		710,500	—	—	—	—		1,463,500
Barry M. Faber,	2015	837,425		498,600	—	—	—	38,706		1,374,731
Executive Vice President /	2014	819,000		584,200	—	—	—	26,265		1,429,465
General Counsel	2013	725,400		710,500	—	—	—	—		1,435,900
Steven M. Marks,	2015	869,000		186,975	—	—	418,000	19,426		1,493,401
Vice President / Co-Chief	2014	850,000		111,440	—	—	58,311	9,720		1,029,471
Operating Officer	2013	825,000		284,200	—	—	192,800	—		1,302,000

(a)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock awards granted in 2015, 2014 and 2013. For further information regarding assumptions made in the valuation of stock awards, see Note 4. Stock-Based Compensation Plans to our consolidated financial statements and related footnotes in our 2015 Annual Report on Form 10-K, as well as, the Grants of Plan-Based Awards table below. Dividends are paid on all stock awarded after the issuance of such award at the same rate and time as paid to other stockholders as declared by our Board from time to time.

(b)	Represents discretionary bonuses earned and approved by the Compensation Committee.

(c)
Represents the grant date fair value, computed in accordance with FASB ASC Topic 718, of SARs and stock options granted in 2015, 2014 and 2013. For further information regarding assumptions made in the valuation of stock awards, see Note 4. Stock-Based Compensation Plan to our consolidated financial statements and related footnotes in our 2015 Annual Report on Form 10-K, as well as, the Grants of Plan-Based Awards table below.

(d)
Mr. Smith’s and Mr. Marks’ cash bonus in proportion to salary is dependent on their performance pursuant to the cash bonus calculation as well as market evaluations. See Compensation Discussion and Analysis above for further information.

(e)	Includes the $3,000,000 payment of the Special Longevity Bonus due in accordance with employment agreement. See Compensation Discussion and Analysis, Employment Agreements, for more information.

(f)	Mr. Ripley had an annual base salary of $750,000 for 2014.

Grants of Plan-Based Awards for 2015

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Option Awards: Number of Securities Underlying Options	All Other Stock Awards: Number of Shares of Stock	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (b)
Name	Grant Date	Threshold	Target	Maximum
David D. Smith	2/2/2015	$250,000	$1,000,000	$1,000,000	310,000	—	24.93 (c)	$2,567,391
Christopher S. Ripley	12/31/2015	—	—	—	125,000	—	32.54 (d)	843,663
David B. Amy	2/2/2015	—	—	—	—	20,000	—	498,600 (e)
Barry M. Faber	2/2/2015	—	—	—	—	20,000	—	498,600 (e)
Steven M. Marks	2/2/2015	37,000	148,000	448,000	—	7,500	—	186,975 (e)

(a)
Threshold reflects the minimum payment that Mr. Smith is eligible to receive if one quarter’s actual EBITDA exceeds targeted EBITDA. Threshold reflects the minimum payment that Mr. Marks is eligible to receive if one quarter’s actual BCF exceeds targeted BCF. For Mr. Smith, target and maximum are reflective of quarterly EBITDA exceeding each respective quarterly targeted EBITDA in the first, second, third and fourth quarters. For Mr. Marks, target is reflective of each quarterly BCF exceeding each respective quarterly targeted BCF and maximum is reflective of target plus his annual bonus component. For further information regarding Mr. Smith and Mr. Marks’ cash bonuses, see the Primary Elements of Compensation – Cash Bonus section of the Compensation Discussion and Analysis above. During 2015, no other named executive officers were eligible to receive non-equity incentive plan awards. For information related to actual non-equity incentive plan awards see Summary Compensation Table for 2015, 2014 and 2013 above.

(b)
This column shows the full grant date fair value of restricted stock awards, stock options and SARs. The grant date fair values of the restricted stock, stock options and SARs awards were computed in accordance with FASB ASC Topic 718 and do not include estimates for forfeitures. There can be no assurance that the FASB ASC Topic 718 amounts shown in this table will ever be realized by the named executive officer. Dividends are paid on all stock awarded after the issuance of such award at the same rate and time as paid to other stockholders as declared by our Board from time to time. For further information regarding restricted stock, stock options and SARs awards, see the Primary Elements of Compensation – Long-Term Incentive Compensation section of the Compensation Discussion and Analysis above.

(c)	Our common stock’s closing price per share on February 2, 2015 (the grant date for all SARs) was $24.93. The SARs awards vested immediately.

(d)	Our common stock’s closing price per share on December 31, 2015 (the grant date for all options) was $32.54. The option awards vested immediately.

(e)
Our common stock’s closing price per share on February 2, 2015 was $24.93. Restrictions on restricted stock granted in 2015 lapse over two years at 50% and 50%, respectively. Restricted stock award vesting is not dependent on future performance levels; rather it is dependent solely on future service with the Company.

Outstanding Equity Awards at Fiscal Year End for 2015
The following table provides certain information about all equity compensation awards held by the named executive officers as of December 31, 2015. All options and SARs held by named executive officers are exercisable.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested	Market Value of Shares or Units of Stock that have not Vested (a)
David D. Smith	310,000 (b)	$24.93	02/02/2025	—	$—
	200,000 (b)	27.86	02/11/2024	—	—
	500,000 (b)	14.21	02/05/2023	—	—
	400,000 (b)	11.68	03/09/2022	—	—
	300,000 (b)	12.07	03/22/2021	—	—
	200,000 (b)	15.78	04/02/2017	—	—
Christopher S. Ripley	125,000 (b)	$32.54	12/31/2025	—	$—
	125,000 (b)	27.36	12/31/2024	—	—
David B. Amy	—	$—	—	30,000 (c)	$976,200
Barry M. Faber	—	$—	—	30,000 (d)	$976,200
Steven M. Marks	—	$—	—	9,500 (e)	$309,130

(a)	Based on closing market price of $32.54 per share on December 31, 2015.

(b)	SARs and Options are fully vested on the grant date

(c)	20,000 shares will vest in February 2016 and 10,000 shares will vest in February 2017.

(d)	14,000 shares will vest in February 2016. 6,000 shares will vest in June 2016. 10,000 shares will vest in 2017.

(e)	5,750 shares will vest in February 2016 and 3,750 shares will vest in February 2017.

Option Exercises and Stock Vested

The following table provides information regarding the exercise of options, includes SARs, and vesting of shares of restricted stock held by the named executive officers during the year ended December 31, 2015.

	Option/SARs Awards		Stock Awards
Name	Number of Securities Underlying Options/SARs Exercised	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (a)
David D. Smith	—	$—	—	$—
Christopher S. Ripley	—	—	—	—
David B. Amy	—	—	35,000	880,550
Barry M. Faber	—	—	35,000	904,940
Steven M. Marks	—	—	12,000	301,510

(a)	Represents the total value realized upon the vesting of restricted shares using the average of the high and low prices of our common stock on the vesting dates.

Potential Post-Employment Payments and Benefits

The following table sets forth the potential payments if termination of employment or a change in control for each named executive officer had occurred on December 31, 2015.

Benefits and Payments upon Termination	Termination without cause or by employee for good reason	Termination with cause or by employee without good reason	Change in Control	Death or Disability
David D. Smith	$—	$—	$—	$—

Christopher S. Ripley
Severance Payment (a)	$3,831,384	$—	$—	$63,906
Total	$3,831,384	$—	$—	$63,906

David B. Amy
Severance Payment (a)	$72,417	$—	$—	$—
Restricted Stock (b)	—	—	976,200	976,200
Total	$72,417	$—	$976,200	$976,200

Barry M. Faber
Severance Payment (a)	$3,070,785	$—	$3,070,785	$2,893,228
Restricted Stock (b)	—	—	976,200	976,200
Total	$3,070,785	$—	$4,046,985	$3,869,428

Steven M. Marks
Severance Payment (a)	$2,822,417	$—	$2,750,000	$2,496,612
Restricted Stock (b)	—	—	309,130	309,130
Total	$2,822,417	$—	$3,059,130	$2,805,742

(a)	Represents the severance payment due based on the terms of their employment agreements. See Compensation Discussion and Analysis, Employment Agreements, for more information.

(b)	Based on closing market price of $32.54 per share on December 31, 2015. Restricted stock immediately vests upon a change in control, death or disability, as defined in the LTIP.

Equity Compensation Plan Information

The equity compensation plan information as of December 31, 2015 was as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities to be issued upon exercise of outstanding options, warrants and rights) (c)
Equity compensation plans approved by security holders	1,228,927	$18.21	7,885,442
Equity compensation plans not approved by security holders	—	—	—
Total	1,228,927	$18.21	7,885,442

(a)
Includes 250,000 shares of Class A Common Stock related to stock options outstanding. Also includes 978,927 shares of Class A Common Stock which would have been issued if 1,910,000 SARs, with exercise prices ranging from $11.68 to $27.86, on December 31, 2015. The number of shares of Class A Common Stock issued is determined by dividing the amount from the difference between the aggregate market value of the shares underlying the SARs and the aggregate exercise price of the SARs by the market share price on the date of exercise. The amounts do not reflect 83,150 shares of unvested restricted stock as of December 31, 2015.

(b)
The weighted average exercise price is based on 250,000 outstanding stock options with an exercise prices ranging from $27.86 to $32.54, and 1,910,000 SARs with exercise prices ranging from $11.68 to $27.86.

(c)	This amount reflects the total shares available for future issuance under the Company’s LTIP and the Company’s Employee Stock Purchase Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act, requires our officers (as defined in the SEC regulations), directors and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports of ownership furnished to us, or written representations that no forms were necessary, we believe that during the past fiscal year our officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements, except that, J. Duncan Smith did not file one report on Form 4, reporting the gifting of Class A Common Stock to an unrelated third party, on a timely basis. The report on Form 4, originally due August 26, 2013 was filed with the SEC on April 6, 2015.

RELATED PERSON TRANSACTIONS
Our related person transaction policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which the Company was or is to be a participant, wherein the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. The Board of Directors has determined that certain transactions falling within the characteristics above do not create a material direct or indirect interest on behalf of the related person, and are, therefore, not deemed to be related person transactions.

The Audit Committee of the Board of Directors reviews all material related person transactions and may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company. The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with approval of the related person transaction.

Any related person transaction previously approved by the Audit Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Committee annually to ensure that such related person transaction has been conducted in accordance with the previous approval granted by the Committee, if any, and that all required disclosures regarding the related person transaction are made.

Prior to the adoption of our related person transaction policy, consistent with the Nasdaq listing requirements and the Audit Committee charter, the Audit Committee reviewed or approved all related person transactions requiring disclosure under SEC regulations to the extent such transactions were entered into or amended since February 2004. Certain of the following transactions were not approved pursuant to the current related person transaction policy because they were entered into before the policy’s existence.

Transactions with our Controlling Shareholders

David, Frederick, J. Duncan and Robert Smith (collectively, the Controlling Shareholders) are brothers and hold substantially all of the Class B Common Stock and some of our Class A Common Stock.  We engaged in the following transactions with them and/or entities in which they have substantial interests:

Leases.  Certain assets used by us and our operating subsidiaries are leased from entities owned by the Controlling Shareholders.  Lease payments made to these entities were $5.1 million for the year ended December 31, 2015.

In September 2015, we were granted authority by the Federal Communications Commission (FCC) to operate an experimental facility in the Washington D.C. and Baltimore markets to implement a Single Frequency Network (SFN) using the base elements of the new ATSC 3.0 transmission standard.  In conjunction with this experimental facility, Cunningham Communications, Inc. will be providing tower space without charge.

Charter Aircraft.  From time to time, we charter aircraft owned by certain Controlling Shareholders.  We incurred expenses of $1.4 million during the year ended December 31, 2015.

Cunningham Broadcasting Corporation

As of December 31, 2015, Cunningham was the owner-operator and FCC licensee of: WNUV-TV Baltimore, Maryland; WRGT-TV Dayton, Ohio; WVAH-TV Charleston, West Virginia; WMYA-TV Anderson, South Carolina; WTTE-TV Columbus, Ohio; WDBB-TV Birmingham, Alabama; WBSF-TV Flint, Michigan; and WGTU-TV/WGTQ-TV Traverse City/Cadillac, Michigan (collectively, the Cunningham Stations).

During the first quarter of 2013, the estate of Carolyn C. Smith, a parent of our Controlling Shareholders, distributed all of the non-voting stock owned by the estate to our Controlling Shareholders, and a portion was repurchased by Cunningham for $1.7 million in the aggregate.  During the second quarter of 2014, Cunningham purchased the remaining amount of non-voting stock from the Controlling Shareholders for an aggregate purchase price of $2.0 million.  The estate of Mrs. Smith currently owns all of the voting stock.  The sale of the voting stock by the estate to an unrelated party is pending approval of the FCC.  We also had options from the trusts, which granted us the right to acquire, subject to applicable FCC rules and regulations, 100% of the voting and nonvoting stock of Cunningham, up until September 30, 2014, when these options were terminated. During the third quarter of 2014, we deconsolidated Cunningham Broadcasting Corporation as we determined it was no longer a variable interest entity.  We continue to consolidate certain of its subsidiaries with which we continue to have variable interests through various arrangements related to the Cunningham Stations discussed further below.

As of December 31, 2015, certain of our stations provide programming, sales and managerial services pursuant to LMAs for six of the Cunningham Stations: WNUV-TV, WRGT-TV, WVAH-TV, WMYA-TV, WTTE-TV, and WDBB-TV (collectively, the Cunningham LMA Stations). Each of these LMAs has a current term that expires on July 1, 2016 and there are three additional 5- year renewal terms remaining with final expiration on July 1, 2031. We also executed purchase agreements to acquire the license related assets of these stations from Cunningham, which grant us the right to acquire, and grant Cunningham the right to require us to acquire, subject to applicable FCC rules and regulations, 100% of the capital stock or the assets of these individual subsidiaries of Cunningham.  Our applications to acquire these license related assets are pending FCC approval.  The LMA and purchase agreement with WTAT-TV was terminated concurrent with Cunningham’s purchase of the non-license assets of this station from us for $14.0 million, effective August 1, 2014.  We no longer have any continuing involvement in the operations of this station.

Pursuant to the provisions of the LMAs, options and other agreements, beginning on January 1, 2013, we were obligated to pay Cunningham an annual LMA fee for the television stations equal to the greater of (i) 3% of each station’s annual net broadcast revenue and (ii) $5.0 million, of which a portion of this fee will be credited toward the purchase price to the extent of the annual 6% increase to the purchase price. Additionally, we reimburse these Cunningham LMA Stations for 100% of their operating costs. In July 2014, concurrent with the termination of the LMA with WTAT-TV the total LMA fee for the remaining Cunningham LMA Stations was reduced by $4.7 million to remove the fee associated with WTAT-TV.  The remaining aggregate purchase price of the Cunningham LMA Stations was approximately $53.6 million as of December 31, 2015. We made payments to Cunningham under our LMAs with these stations of $8.8 million for the year ended December 31, 2015. For the year ended December 31, 2015, Cunningham LMA Stations provided us with approximately $101.8 million of total revenue.

In November 2013, concurrent with our acquisition, of the Barrington stations, Cunningham acquired the license related assets of WBSF-TV and WGTU-TV/WGTQ-TV, which was funded by bank debt, for which we have provided a guarantee. We provide certain non-programming related sales, operational and administrative services to these stations pursuant to certain outsourcing agreements. The agreements with WBSF-TV and WGTU-TV/WGTQ-TV expire in November 2021 and August 2023, respectively, and each has renewal provisions for successive eight year periods. Under these arrangements, we earned $5.8 million from the services we perform for these stations for the year ended December 31, 2015. As we consolidate the licensees as VIEs, the amounts we earn under the arrangements are eliminated in consolidation and the gross revenues of the stations are reported within our consolidated statement of operations. For the years ended December 31, 2015, our consolidated revenues include $7.7 million related to these stations.

Also, concurrent with the Barrington acquisition, we also sold our station, WYZZ (FOX) in Peoria, IL, which currently receives non-programming related sales, operational and administrative services from Nexstar Broadcasting pursuant to an outsourcing agreement, to Cunningham for $22.0 million.

In July 2014, concurrent with the Allbritton acquisition we terminated the LMA with WTAT (FOX) in Charleston, SC and sold to Cunningham the non-license assets related to this station. Although we have no continuing involvement in the operations of these stations, because we had consolidated Cunningham Broadcasting Corporation (the parent company) up until September 2014, the assets of WYZZ were not derecognized and the transaction were accounted for as transactions between consolidated entities, and the resulting gains on sale were not recognized. Upon deconsolidation of Cunningham Broadcasting Corporation, the difference between proceeds received for the sale of WYZZ and WTAT and the carrying values of the net assets, which was previously eliminated in consolidation, was reflected as an increase to additional paid in capital in the consolidated balance sheet.

During October 2013, we purchased the outstanding membership interests of KDBC-TV (CBS) in El Paso, TX from Cunningham for $21.2 million, plus a working capital adjustment of $0.2 million.

During January 2016, Cunningham entered into a promissory note to borrow $19.5 million from us. The note bears interest at a fixed rate of 5.0% per annum (the 5.0% Notes), which is payable quarterly, commencing March 31, 2016. The note matures in January 2021, with additional one year renewal periods upon our approval. Cunningham may redeem the 5.0% Notes, in whole or in part, at any time or from time to time at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date of redemption, plus a “make-whole” premium as set forth in the terms of the loan agreement.

Atlantic Automotive Corporation

We sold advertising time to and purchased vehicles and related vehicle services from Atlantic Automotive Corporation (Atlantic Automotive), a holding company that owns automobile dealerships and an automobile leasing company.  David D.

Smith, our President and Chief Executive Officer, has a controlling interest in, and is a member of the Board of Directors of Atlantic Automotive.  We received payments for advertising totaling $0.4 million for the year ended December 31, 2015.  There were no payments for vehicles or vehicles related services to Atlantic Automotive during the year ended December 31, 2015.  Additionally, Atlantic Automotive leases office space owned by one of our consolidated real estate ventures in Towson, MD. Atlantic Automotive paid $1.2 million in rent during the year ended December 31, 2015.

Leased property by real estate ventures

Certain of our real estate ventures have entered into leases with entities owned or controlled by David Smith to lease restaurant space. There are leases for three restaurants in a building owned by one of our consolidated real estate ventures in Baltimore, MD. Total rent received under these leases was approximately $0.6 million for the year ended December 31, 2015. Additionally, there is also one lease for a restaurant in a building owned by one of our real estate ventures in Towson, MD.  Total rent received under this lease was $0.3 million for the year ended December 31, 2015.

Payments for services provided by these three restaurants to us was less than $0.1 million for the year ended December 31, 2015.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors, officers and employees (including our chief executive officer, chief financial officer, chief accounting officer and corporate controller and any person performing similar functions). We have made the Code of Business Conduct and Ethics available on our website at www.sbgi.net. We will disclose promptly any waiver from or amendment to the Code of Business Conduct and Ethics for our executive officers or directors as required by law, SEC regulations or Nasdaq listing requirements, by posting such disclosure on our website.

AUDIT COMMITTEE, AUDIT FEES AND AUDITOR INDEPENDENCE
Report of the Audit Committee
The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company incorporated it by specific reference.

The Audit Committee has received from Sinclair’s independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board, regarding PwC’s independence, including communications between PwC and us regarding PwC’s independence, and has discussed with PwC its independence. The Audit Committee has discussed whether the provision of non-audit services by PwC is compatible with maintaining PwC’s independence. PwC has stated that it believes that it is in full compliance with all of the independence standards established under generally accepted auditing standards and the rules of the SEC. The Audit Committee concurs, and has approved all non-audit services provided by PwC in 2015. The Audit Committee also has discussed with PwC the matters required to be discussed by the applicable standards of the Public Company Accounting Oversight Board, including the selection of and changes in Sinclair’s significant accounting policies, the basis for management’s accounting estimates, PwC’s conclusions regarding the reasonableness of those estimates and the disclosures included in the financial statements.

The Audit Committee met with management and representatives of PwC in connection with PwC’s audit of Sinclair’s consolidated financial statements and related schedule for the year ended December 31, 2015, and reviewed and discussed such financial statements with management. The Audit Committee also reviewed management’s report on its assessment of the effectiveness of Sinclair’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of Sinclair’s internal control over financial reporting. Based on such review and discussion with management, and based on the Audit Committee’s reviews and discussions with PwC regarding its independence and the matters required to be discussed under Statement on Auditing Standards No. 61 and No. 90, the Audit Committee recommended to the Board of Directors that the audited financial statements and management’s assessment of the effectiveness of Sinclair’s internal control over financial reporting be included in Sinclair’s Annual Report on Form 10-K and the Board has approved that recommendation.

The Audit Committee has reviewed and discussed the fees paid to PwC during the last year for audit and non-audit services, which are set forth in this proxy statement under “Disclosure of Fees Charged by Independent Registered Public Accounting Firm,” and has determined that the provision of the non-audit services are compatible with PwC’s independence.

Audit Committee

Lawrence E. McCanna, Chairman
Daniel C. Keith
Martin R. Leader

Disclosure of Fees Charged by Independent Registered Public Accounting Firm
The following summarizes the fees charged by PwC for certain services rendered to us during 2015 and 2014, respectively:

Audit Fees. Fees paid for annual audits of our consolidated financial statements and effectiveness of internal control over financial reporting, reviews of interim consolidated financial statements and fees related to debt offerings were $2,515,268 and $3,035,000 in 2015 and 2014, respectively.

Audit-Related Fees. There were no audit related fees incurred for the year ended December 31, 2015 and 2014.

Tax Fees. Tax fees incurred for tax planning and compliance services through December 31, 2015 and 2014 were $766,877 and $402,590, respectively.

All Other Fees. Fees incurred related to permitted services not included in the category descriptions provided were $3,600 and $58,100 for the years ended December 31, 2015 and 2014, respectively.

All of the services described above were pre-approved by the Audit Committee. None were approved pursuant to the waiver of pre-approval provisions set forth in Regulation S-X of the Exchange Act.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

Audit Committee maintains a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent registered public accounting firm (the independent auditors) in order to ensure that the provision of such services does not impair the auditor’s independence. Under this policy, which remains in effect, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter, along with a specified list of audit-related and tax services. If any service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee and the independent auditors may not begin work on any engagement without confirmation of the Audit Committee pre-approval from the Chief Accounting Officer or his or her delegate. In accordance with this policy, the Chairman of the Audit Committee has been authorized by the Committee to pre-approve any audit-related, tax or other permissible non-audit service engagements of the independent auditors.

SHAREHOLDER PROPOSALS

If you intend to propose any matter for action at our 2017 annual meeting of shareholders, you must submit your proposal to the Secretary of Sinclair at 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 not later than December 30, 2016 at 5:00 p.m. Eastern Standard Time. Only then can we consider your proposal for inclusion in our proxy statement and proxy relating to the 2017 annual meeting. The proxy for the 2017 annual meeting will grant discretionary authority to vote with regard to shareholder proposals not included in our proxy materials unless (a) notice is received by March 15, 2017 and (b) the conditions set forth in Rule 14 a-4 (c)(2)(i)-(iii) under the Securities Exchange Act of 1934 are met.

BY ORDER OF THE BOARD OF DIRECTORS

J. Duncan Smith, Secretary

Baltimore, Maryland
April 29, 2016

APPENDIX A

DRAFT - Amendment language incorporated for illustrative purposes only

SINCLAIR BROADCAST GROUP, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

THIS IS TO CERTIFY THAT:

FIRST: Sinclair Broadcast Group, Inc., a Maryland corporation (the "Corporation"), desires to amend and restate its Charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all of the provisions of the Charter currently in effect and as hereinafter amended:

FIRST: Name.    The name of the Corporation is:

SINCLAIR BROADCAST GROUP, INC.

SECOND: Purpose.    The purpose for which the Corporation is formed and the business or object to be carried on and promoted by it are as follows:

(a)    to own, operate, acquire, sell, and transfer television stations and television programming;

(b)    to do anything permitted by Section 2-103 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time; and

(c) to engage in any other lawful purpose and business.

THIRD:    Capital Structure.    The total number of shares of all classes of stock which the Corporation has authority to issue is seventy-five million (75,000,000) shares, having an aggregate par value of seven hundred fifty thousand dollars ($750,000.00), consisting of thirty-five million (35,000,000) shares of Class A Common Stock with a par value of one cent ($.01) per share (the "Class A Common Stock"), thirty-five million (35,000,000) shares of Class B Common Stock with a par value of one cent ($.01) per share (the "Class B Common Stock"), and five million (5,000,000) shares of Preferred Stock with a par value of one cent ($.01) per share (the "Preferred Stock"). Class A Common Stock and Class B Common Stock together are hereinafter collectively referred to as "Common Shares."

FOURTH:    Voting Rights.    (a)    Holders of Class A Common Stock are entitled to one (1) vote per share of such stock held and, except as provided below, holders of Class B Common Stock are entitled to ten (10) votes per share of such stock held with respect to matters properly submitted for the vote of holders of Common Shares at any duly constituted meeting of stockholders. The holders of Common Shares will vote together as a single class on all matters properly presented to the stockholders for their vote unless otherwise required by law. The holders of the Common Shares are not entitled to cumulate votes in the election of any directors.

(b)    Notwithstanding the foregoing, holders of Class B Common Stock shall be entitled to one (1) vote per share with respect to: (i) any proposed "Rule 13e-3 transaction," as that term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended, between the Corporation and any person who held stock in the Corporation as of January 1, 1995 (the "Controlling Stockholders"), any Affiliate (as such term is defined below) of the Controlling Stockholders, or any group which the Controlling Stockholders are an Affiliate or which the Controlling Stockholders are a member; (ii) any disposition of all or substantially all of the Corporation's assets; (iii) any sale or transfer or other disposition of assets which would cause a fundamental change in the nature of the Corporation's business; and (iv) a merger or a consolidation of the Corporation subsequent to which the holders of the Common Shares will own less than 50% of the common stock of the Corporation following such transaction.

For the purpose of paragraph (b) above, an "Affiliate" is defined as: (i) any individual or entity that, directly or indirectly, controls, is controlled by, or is under the common control of the Controlling Stockholders; (ii) any corporation or organization (other than the Corporation or a majority owned subsidiary of the Corporation) of which any of the Controlling Stockholders is an owner or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of voting securities or in which any of the Controlling Stockholders has a substantial beneficial interest; (iii) a voting trust or similar arrangement pursuant to which any of the Controlling Stockholders serves as a trustee or in a similar fiduciary capacity; or (v) any relative or spouse of the Controlling Stockholders or any relative of such spouse provided such spouse has the same residence as the Controlling Stockholder.

FIFTH:    Conversion of Class B Common Stock.
(a)    In the event that the number of shares of the Corporation's Common Shares held in the aggregate by Controlling Stockholders falls to below ten percent (10%) of the total number of Common Shares outstanding, each share of Class B Common Stock shall at that time be automatically converted to one (1) fully paid and non-assessable share of Class A Common Stock.

(b)    Upon the sale or other transfer by a holder of Class B Common Stock to a person or entity other than a Permitted Transferee (as such term is defined below), such shares of Class B Common Stock shall be automatically converted into an equal number of shares of Class A Common Stock. Promptly upon such sale or other transfer, the holder of Class B Common Stock shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent for the Class A Common Stock, and shall give written notice to the Corporation at such office: (i) stating that the shares are being converted pursuant to this paragraph, (ii) identifying the number of shares of Class B Common Stock being converted, and (iii) setting out the name or names (with addresses) and denominations in which the certificate or certificates for Class A Common Stock shall be issued and shall include instructions for delivery thereof. Delivery of such notice together with the certificates representing the Class B Common Stock shall obligate the Corporation or its transfer agent to issue and deliver at such stated address to such stated transferee a certificate or certificates for the number of Class A Common Stock to which such transferee is entitled, registered in the name of such transferee. In the event of a sale or other transfer of less than all of the Class B Common Stock evidenced by a certificate surrendered to the Corporation in the accordance with the above procedures, the Corporation shall execute and deliver to the transferor, without charge, a new certificate evidencing the number of shares of Class B Common Stock not sold or otherwise transferred.

For the purpose of paragraph (b) above, a "Permitted Transferee" is defined as:

(i) (A) any Controlling Stockholder; (B) the estate of a Controlling Stockholder; (C) the spouse or former spouse of a Controlling Stockholder; (D) any lineal descendent of a Controlling Stockholder, any spouse of such lineal descendent, a Controlling Stockholder's grandparent, parent, brother or sister or a Contolling Stockholder's spouse's brother or sister; (E) any guardian or custodian (including a custodian for purposes of the Uniform Gift to Minors Act or Uniform Transfers to Minors Act) for, or any conservator or other legal representative of, one or more Permitted Transferees; or (F) any trust or savings or retirement account, including an individual retirement account for purposes of federal income tax laws, whether or not involving a trust, principally for the benefit of one or more Permitted Transferees, including any trust in respect of which a Permitted Transferee has any general or special testamentary power of appointment or general or special non-testamentary power of appointment which is limited to any other Permitted Transferee or (G) any “Private Foundation” (as described in Internal Revenue Code Sections 501(c)(3) and Section 509) or any “Supporting Organization” (as described in Internal Revenue Code Section 509(a)(3)) that: (i) has been formed by (or at the direction of) any one or more Controlling Stockholder and/or by any one or more Permitted Transferee and/or any combination of any one or more Controlling Stockholder and/or Permitted Transferee; or (ii) the management, distributions, decision making, or investment strategy of which is controlled in whole or in part by any one or more Controlling Stockholder and/or any one or more Permitted Transferee;

(ii) the Corporation;

(iii) any employee benefit plan or trust thereunder sponsored by the Corporation or any of its subsidiaries;

(iv) any trust principally for the benefit of one or more of the individuals, persons, firms or entities ("Persons") referred to in (i) through (iii) above;

(v) any corporation, partnership, or other entity if all of the beneficial ownership is held by one or more of the Persons referred to in (i) through (iv) above;

(vi) any voting trust for the benefit of one or more of the Persons referred to in (i) through (iv) above; and

(vii) any broker or dealer in securities, clearing house, bank, trust company, savings and loan association or other financial institution which holds the Class B Common Stock for the benefit of a Controlling Stockholder or Permitted Transferee thereof.

(c)    Notwithstanding anything to the contrary set forth herein, any holder of Class B Common Stock may pledge his shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee without causing an automatic conversion of such shares into Class A Common Stock, provided that such shares may not be transferred to or registered in the name of the pledgee unless such pledgee is a Permitted Transferee. In the event of foreclosure or other similar action by a pledgee who is not a Permitted Transferee, such pledged shares of Class B Common Stock shall be converted automatically, without any act or deed on the part of the Corporation or any other person, into shares of Class A Common Stock as provided above.

(d)    Each share of Class B Common Stock shall be convertible, at the option of its holder, into one fully paid and non-assessable share of Class A Common Stock at any time. In the event of such voluntary conversion, the procedures set forth in paragraph (a) above shall be followed.

(e)    Shares of Class B Common Stock that are converted into shares of Class A Common Stock due to a sale, transfer, or voluntary conversion shall continue to be authorized shares of Class B Common Stock and available for reissue by the Corporation as determined by the Board of Directors.

(f)    The Corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued Class A Common Stock, for the purpose of effecting the conversions provided for herein, a sufficient number of shares of Class A Common stock to effect the conversion of all Class B Common Stock. All of the Common Stock so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable, and free from liens and charges with repect to the issue. The Corporation will take such action as may be necessary to ensure that all such Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any stock exchange or market on which any of the Common Shares are listed or quoted.

(g)    In any merger, consolidation, or business combination, the consideration to be received per share by the holders of Class A Common Stock and Class B Common Stock must be identical for each class of stock, except that in any such transaction in which shares of common stock are to be distributed, such shares may differ as to voting rights to the extent that voting rights differ among Class A Common Stock and Class B Common Stock as provided herein.

SIXTH:    Preferred Stock.

The Board of Directors shall have authority to classify and reclassify any of the unissued shares of Preferred Stock from time to time by setting or changing in any one or more respects the liquidation or dividend preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of the Preferred Stock; provided, however, that the Board of Directors shall not classify or reclassify any such shares into Common Shares, or into any class or series of stock which has the same or lower liquidation priority as the Common Shares. Any and all shares issued and for which full consideration has been paid or delivered shall be deemed fully paid stock, and the holder thereof shall not be liable for any further payment thereon. Notwithstanding anything in these Articles to the contrary, as long as any of the Common Shares shall be listed and quoted on the NASDAQ National Market System, no Preferred Stock may be issued pursuant to the provisions of this Article SIXTH which would violate the applicable Voting Rights Policy of the NASDAQ National Market

System, as the same may be amended from time to time.

SEVENTH:    Other Stock Rights.

(a)    Except as provided hereinabove, each of the Common Shares issued and outstanding shall be identical in all respects, and no dividends shall be paid on any of the Common Shares unless the same dividend is paid on all of the Common Shares at the time of such payment. Except for and subject to those special voting rights expressly granted herein to the holders of the Class B Common Stock, the holders of the Common Shares shall have exclusively all other rights of stockholders including, but not limited to, (i) the right to receive dividends, when and as declared by the Board of Directors out of assets lawfully available therefor, and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably all of the assets and funds of the Corporation remaining after the payment to the creditors of the Corporation.

(b) Stock Splits and Combinations. If the Corporation shall in any manner subdivide (by stock split, reclassification, stock dividend, recapitalization, or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of each other class of Common Shares shall be subdivided or combined, as the case may be, to the same extent, share and share alike.

(c)    As long as any of the Common Shares shall be listed and quoted on the NASDAQ National Market, the Board of Directors of the Corporation shall ensure, and shall have all powers necessary to ensure, that the membership of the Board of Directors shall at all times include such number of "Independent Directors" (as such term is defined in Part III, Section 6(c) of Schedule D to the By-Laws of the National Association of Securities Dealers, Inc. ("NASD"), as the same may be amended from time to time) as shall be required by the By-Laws of the NASD for the Common Shares to be eligible for listing and quotation of the NASDAQ National Market. In the event that the Common Shares shall cease to be listed and quoted on the NASDAQ National Market,and subsequently are listed and quoted on an exchange or other trading system, the Board of Directors of the Corporation shall ensure, and shall have all powers necessary to ensure, that the membership of the Board of Directors shall at all times be consistent with the applicable rules and regulations, if any, for the Common Shares to be eligible for listing and quotation on such exchange or other trading system.

(c)    No holder of Common Shares or Preferred Shares shall be entitled to preemptive or subscription rights.

EIGHTH: Principal Office & Registered Agent. The post office address of the principal office of the Corporation in this State is 2000 W. 41st Street, Baltimore, Maryland 21211. The name and post office address of the resident agent of the Corporation in this State is Steven A. Thomas, Esquire, Thomas & Libowitz, P.A., 100 Light Street, Suite 1100, Baltimore, Maryland 21202.

NINTH: Participation of Non-Citizens. The following provisions are included for the purpose of ensuring that control and management of the Corporation remains with citizens of the United States and/or corporations formed under the laws of the United States or any of the states of the United States, as required by the Communications Act of 1934, as the same may be amended from time to time:

(a)    The Corporation shall not issue to (i) a person who is a citizen of a country other than the United States; (ii) any entity organized under the laws of a government other than the government of the United States or any state, territory, or possession of the United States; (iii) a government other than the government of the United States or of any state, territory, or possession of the United States; or (iv) a representative of, or an individual or entity controlled by, any of the foregoing (individually, an "Alien"; collectively, "Aliens") any shares of capital stock of the Corporation if such issuance would result in the total number of shares of such capital stock held or voted by Aliens exceeding 25% of (i) the total number of all shares of such capital stock outstanding at any time and from time to time, or (ii) the total voting power of all shares of such capital stock outstanding and entitled to vote at any time and from time to time and shall not permit the transfer on the books of the Corporation of any capital stock to any Alien that would result in the total number of shares of such capital stock held or voted by Aliens exceeding such 25% limits as such limits greater or lesser than 25% may subsequently be imposed by statute or regulation.

(b)    No Alien or Aliens, individually or collectively, shall be entitled to vote or direct or control the vote of more than 25% of (i) the total number of all shares of capital stock of the Corporation outstanding at any time and from time to time, or (ii) the total voting power of all shares of capital stock of the Corporation outstanding and entitled to vote at any time and from time to time as such limits greater or lesser than 25% may subsequently be imposed by statute or regulation.

(c)    No Alien shall be qualified to act as an officer of the Corporation and no more than one-fourth of the total number of directors of the Corporation at any time may be Aliens except as may be permitted by law or regulation.

(d)    The Board of Directors shall have all powers necessary to implement the provisions of this ARTICLE NINTH and to ensure compliance with the alien ownership restrictions (the "Alien Ownership Restrictions") of the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (collectively, the "Communications Act"), including, without limitation, the power to prohibit the transfer of any shares of capital stock of the Corporation to any Alien and to take or cause to be taken such action as it deems appropriate to implement such prohibition.

(e)    Without limiting the generality of the foregoing and notwithstanding any other provision of these Amended and Restated Articles of Incorporation to the contrary, any shares of capital stock of the Corporation determined by the Board of Directors to be owned beneficially by an Alien or Aliens shall always be subject to redemption by the Corporation by action of the Board of Directors, pursuant to Section 2-310 of the Maryland General Corporation Law, or any other applicable provision of law, to the extent necessary in the judgment of the Board of Directors to comply with the Alien Ownership Restrictions. The terms and conditions of such redemption shall be as follows:

(i)    the redemption price of the shares to be redeemed pursuant to this ARTICLE NINTH shall be equal to the fair market value of the shares to be redeemed, as determined by reference to the closing price of such shares on the last business day before the date of redemption if the shares are traded on a national exchange or as determined by the Board of Directors in good faith if the shares are not then being traded on a national exchange;

(ii) the redemption price of such shares may be paid in cash, securities or any combination thereof;

(iii) if less than all the shares held by Aliens are to be redeemed, the shares to be redeemed shall be selected in any manner determined by the Board of Directors to be fair and equitable;

(iv) at least 10 days' written notice of the redemption date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the redemption date may be the date on which written notice shall be given to record holders if the cash or securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed;

(v) from and after the redemption date, the shares to be redeemed shall cease to be regarded as outstanding and any and all rights of the holders in respect of the shares to be redeemed or attaching to such shares of whatever nature (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and the holders thereof thenceforth shall be entitled only to receive the cash or securities payable upon redemption; and

(vi) such other terms and conditions as the Board of Directors shall determine.

For purposes of this ARTICLE NINTH, the determination of beneficial ownership of shares of capital stock of the Corporation shall be made pursuant to Rule 13d-3, 17 C.F.R. § 240.13d-3, as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended.

TENTH:    Directors.

        (a)    The number of directors of the Corporation which shall constitute the whole Board shall be not less than three (3) nor more than nine (9) directors. The exact number of directors shall be fixed from time to time by the Board of Directors pursuant to a Resolution adopted by a majority of the entire Board of Directors. Directors shall hold office for a term of one (1) year or until the first annual meeting of stockholders following their election. Each director elected shall hold office until his successor shall be elected and shall qualify.

(b)    Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause shall be filled by a majority vote of the remaining directors, though less than a quorum, and the directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the successors shall be elected and shall qualify.

(c)    At any meeting of the stockholders called for the purpose, any director may, by a majority vote of all of the shares of stock outstanding and entitled to vote, be removed from office, but only for cause.

(d)    Notwithstanding anything contained in these Amended and Restated Articles of Incorporation to the contrary, the affirmative vote of stockholders holding a majority of the votes entitled to be cast for election of directors shall be required to amend or repeal or adopt any provision inconsistent with this ARTICLE TENTH.

ELEVENTH:    Indemnification. The Corporation shall indemnify (a) its directors and officers, whether serving the Corporation or at the request of another entity, and advance expenses to a director or officer of the Corporation to the fullest extent permitted by and in accordance with Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and (b) its other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law. No amendment of the Charter of the Corporation shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

TWELFTH: Duration. The duration of the Corporation shall be perpetual.

THIRD: The amendment to and restatement of the Charter of the Corporation, as hereinabove set forth, has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The address of the principal office of the Corporation is 2000 W. 41st Street, Baltimore, Maryland 21211.

FIFTH: The name and address of the Corporation's current resident agent is as set forth in ARTICLE EIGHTH.

SIXTH: The number of directors of the Corporation are as set forth in ARTICLE TENTH. The names of the five (5) directors who shall hold office until the annual meeting of stockholders following the expiration of their current terms are David D. Smith, Frederick G. Smith, J. Duncan Smith, Robert E. Smith, and Basil A. Thomas. David D. Smith shall hold the office of Chairman of the Board of Directors.

SEVENTH: The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation; and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects, and that this statement is made under the penalties for perjury.

EIGHTH: Prior to this amendment the total number of shares of all classes of stock which the corporation had authority to issue was twenty-five million shares (25,000,000) of a single Class of Common Stock having a par value of one cent ($.01) per share for a total aggregate par value of two hundred fifty thousand dollars ($250,000).

IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and attested to by its Secretary on this _____ day of ______________, 1995.

WITNESS/ATTEST:		SINCLAIR BROADCAST GROUP, INC.

	By:		(SEAL)
J. Duncan Smith		David D. Smith
Secretary		President

APPENDIX B

SINCLAIR BROADCAST GROUP
1998 EMPLOYEE STOCK PURCHASE PLAN

PURPOSE
The Sinclair Broadcast Group 1998 Employee Stock Purchase Plan (the “ESPP”) provides employees of Sinclair Broadcast Group (the “Company”) and its subsidiaries with an opportunity to become owners of the Company through the purchase of shares of the Company’s common stock (the “Common Stock”). The Company intends this Plan to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986 (the “Code”), and its terms should be construed accordingly. The Plan is effective as of January 1, 1998.

ELIGIBILITY
An Employee whom the Company or an Eligible Subsidiary has employed for at least one full year of service after his date of hire is eligible to participate in the ESPP for the next quarterly Offering Period; provided, however, that an Employee may not make a purchase under the ESPP if such purchase would result in the Employee’s owning Common Stock possessing 5% or more of the total combined voting power or value of the Company’s outstanding stock. For purposes of determining an individual’s amount of stock ownership, any options to acquire shares of Company Common Stock are counted as shares of stock, and the attribution rules of Section 424(d) of the Code apply.

Employee means any person employed as a common law employee of the Company or an Eligible Subsidiary. Employee excludes anyone who, with respect to any particular period of time, was not treated initially on the payroll records as a common law employee.

ADMINISTRATOR
The Compensation Committee of the Board of Directors of the Company, or such other committee as the Board designates (the “Committee”), will administer the ESPP. The Committee is vested with full authority and discretion to make, administer, and interpret such rules and regulations as it deems necessary to administer the ESPP (including rules and regulations deemed necessary to comply with the requirements of Section 423 of the Code). Any determination or action of the Committee in connection with the administration or interpretation of the ESPP shall be final and binding upon each Employee, Participant and all persons claiming under or through any Employee or Participant.

Without shareholder consent and without regard to whether the actions might adversely affect Participants, the Committee (or the Board) may change the Offering Periods, limit or increase the frequency and/or number of changes in the amounts withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount the Participant designated to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, delegate its functions (other than those with respect to setting Purchase Periods or determining the price of stock and the number of shares to be offered under the Plan) to officers or employees of the Company; and establish such other limitations or procedures as it determines in its sole discretion advisable and consistent with the Plan.

The Committee may also increase the price provided in Step 2 under GRANTING OF OPTIONS (by decreasing the discount and/or by designating that the price is determined as of either the beginning or the ending date of a Purchase Period rather than as of the lower of both) for Purchase Periods beginning after committee action.

PAYROLL DEDUCTION PERIOD	Offering Periods are successive three month periods coinciding with calendar quarters, and the first such period under the Plan will begin on January 1, 1998.

PARTICIPATION
An eligible Employee may become a “Participant” for an Offering Period by completing an authorization notice and an IRS Form W-9 and delivering them to the Committee through the Company’s Human Resources Department within a reasonable period of time before the first day of such Offering Period. The Committee will send to each new Employee who satisfies the rules in ELIGIBILITY above a notice advising the Employee of his right to participate in the ESPP for the following Offering Period. All Participants receiving options under the ESPP will have the same rights and privileges.

METHOD OF PAYMENT	A Participant may contribute to the ESPP as follows:

The Participant must elect on an authorization notice to have deductions made from his Compensation for each payroll period during the Offering Period at a rate of at least 1% but not more than 20% of his Compensation. Compensation under the Plan means an Employee’s regular compensation, including overtime, bonuses, and commissions, from the Company or an Eligible Subsidiary paid during an Offering Period.

All payroll deductions will be credited to the Participant’s account under the ESPP but will not accrue interest.

Payroll deductions will begin on the first payday coinciding with or following the first day of each Offering Period and will end with the last payday preceding or coinciding with the end of that Offering Period, unless the Participant sooner withdraws as authorized under WITHDRAWAL below.

A Participant may not alter the rate of payroll deductions during the Offering Period. The Company may use the consideration it receives for general corporate purposes.

GRANTING OF OPTIONS
On the first day of each Offering Period, a Participant will receive options to purchase a number of shares of Common Stock with funds withheld from his Compensation. Such number of shares will be determined at the end of the Offering Period according to the following procedure:

Step 1—Determine the amount the Company withheld from Compensation since the beginning of the Offering Period;

Step 2 — Determine the “Purchase Price” to be the amount that represents 85% of the lower of Fair Market Value of a share of Common Stock on the (I) first day of the Offering Period, or (II) the last day of the Offering Period; and

Step 3 — Divide the amount determined in Step 1 by the amount determined in Step 2.

FAIR MARKET	The Fair Market Value of a share of Common Stock VALUE for purposes of the Plan as of each date described in Step 2 will be determined as follows:

if the Common Stock is traded on a national securities exchange, the closing sale price on that date;

if the Common Stock is not traded on any such exchange, the closing sale price as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (“Nasdaq”) for such date;

if no such closing sale price information is available, the average of the closing bid and asked prices as reported by Nasdaq for such date;

if there are no such closing bid and asked prices, the average of the closing bid and asked prices as reported by any other commercial service for such date; or

if there is no established market for the Common Stock, the value as determined in good faith by the Committee.

For January 1 and any other date described in Step 2 that is not a trading day, the Fair Market Value of a share of Common Stock for such date shall be determined by using the closing sale price or the average of the closing bid and asked prices, as appropriate, for the immediately preceding trading day.

No Participant shall receive options:

if, immediately after the grant, that Participant would own shares, or hold outstanding options to purchase shares, or both, possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or any subsidiaries; or

that permit the Participant to purchase shares under all employee stock purchase plans of the Company and any subsidiary with a Fair Market Value (determined at the time the options are granted) that exceeds $25,000 in any calendar year.

EXERCISE OF OPTION
Unless a Participant effects a timely withdrawal pursuant to the WITHDRAWAL paragraph below, his option for the purchase of shares of Common Stock during an Offering Period will be automatically exercised as of the last day of the Offering Period for the purchase of the maximum number of shares (including fractional shares) that the sum of the payroll deductions credited to the Participant’s account during such Offering Period can purchase pursuant to the formula specified in GRANTING OF OPTIONS.

DELIVERY OF COMMON STOCK
As soon as administratively feasible after the options are used to purchase Common Stock, the Company will deliver to a designated brokerage firm the shares of Common Stock the Participant purchased upon the exercise of the option and direct the brokerage firm to hold the shares in the Participant’s name or street name for at least one year from the date of purchase. After the one year holding period, the Participant may sell, transfer, or retain the stock.

SUBSEQUENT OFFERINGS
A Participant will be deemed to have elected to participate in each subsequent Offering Period following his initial election to participate in the ESPP, unless the Participant files a written withdrawal notice with the Human Resources Department at least ten days before the beginning of the Offering Period as of which the Participant desires to withdraw from the ESPP.

WITHDRAWAL FROM THE PLAN
A Participant may withdraw all, but not less than all, payroll deductions credited to his account for an Offering Period before the end of such Offering Period by delivering a written notice to the Human Resources Department on behalf of the Committee at least thirty days before the end of such Offering Period. A Participant who for any reason, including retirement, termination of employment, or death, ceases to be an Employee before the last day of any Offering Period will be deemed to have withdrawn from the ESPP as of the date of such cessation.

Upon the withdrawal of a Participant from the ESPP, his outstanding options under the ESPP will immediately terminate.

If a Participant withdraws from the ESPP for any reason, the Company will pay to the Participant all payroll deductions credited to his account or, in the event of death, to the persons designated as provided in DESIGNATION OF BENEFICIARY, as soon as administratively feasible after the date of such withdrawal, and no further deductions will be made from the Participant’s Compensation.

A Participant who has elected to withdraw from the ESPP may resume participation in the same manner and pursuant to the same rules as any Employee making an initial election to participate in the ESPP, i.e., he may elect to participate in the next following Offering Period so long as he files the authorization form by the deadline for that Offering Period. Any Participant who is subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), and who withdraws from the ESPP for any reason will only be permitted to resume participation in a manner that will permit transactions under the ESPP to continue to be exempt within the meaning of Rule 16b-3 under the Exchange Act.

STOCK SUBJECT TO PLAN
The shares of Common Stock that the Company will sell to Participants under the ESPP will be shares of authorized but unissued Common Stock. The maximum number of shares made available for sale under the ESPP will be 500,000 (subject to the provisions in ADJUSTMENTS UPON CHANGES IN CAPITAL STOCK). If the total number of shares for which options are to be exercised in an Offering Period exceeds the number of shares then available under the ESPP, the Company will make, so far as is practicable, a pro rata allocation of the shares available.

A Participant will have no interest in shares covered by his option until the Participant exercises the option.

Shares that a Participant purchases under the ESPP will be registered in the name of the Participant or in street name.

REPORTS
Individual accounts will be maintained for each Participant. Statements of account will be given to Participants at least annually, and those statements will set forth the amount of payroll deductions, the exercise price, the number of shares purchased, and the remaining cash balance, if any.

ADJUSTMENTS UPON CHANGES IN CAPITAL STOCK
Subject to any required action by the Company (which it shall promptly take) or its stockholders, and subject to the provisions of applicable corporate law, if, during an Offering Period, outstanding shares of Common Stock increase or decrease or change into or are exchanged for a different number or kind of security by reason of any capitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in such Common Stock occurs without the Company’s receiving consideration, the Committee will make a proportionate and appropriate adjustment in the number of shares of Common Stock underlying the options, so that the proportionate interest of the Participant immediately following such event will, to the extent practicable, be the same as immediately before such event. Any such adjustment to the options will not change the total price with respect to shares of Common Stock underlying the Participant’s election but will include a corresponding proportionate adjustment in the price of the Common Stock, to the extent consistent with Section 424 of the Code.

The Committee will make a commensurate change to the maximum number and kind of shares provided in the STOCK SUBJECT TO PLAN section.

No issue by the Company of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock subject to any options or the price to be paid for stock except as this ADJUSTMENTS section specifically provides. The grant of an option under the Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

SUBSTANTIAL CORPORATE CHANGE
Upon a Substantial Corporate Change, the Plan and the offering will terminate unless provision is made in writing in connection with such transaction for the assumption or continuation of outstanding elections, or the substitution for such options or grants of any options covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the options will continue in the manner and under the terms so provided.

If an option would otherwise terminate under the preceding sentence, the Participant will have the right, at such time before the consummation of the transaction causing such termination as the Board reasonably designates, to exercise any unexercised portions of the option. However, the Board may determine that allowing such exercise before the end of the Offering Period will not occur if the election would render unavailable “pooling of interest” accounting for any reorganization, merger, or consolidation of the Company.

A Substantial Corporate Change means the dissolution or liquidation of the Company, merger, consolidation, or reorganization of the Company with one or more corporations in which the Company is not the surviving corporation, the sale of substantially all of the assets of the Company to another corporation, or any transaction (including a merger or reorganization in which the Company survives) approved by the Board that results in any person or entity (other than any affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act of 1933 (the “Securities Act”) owning 100% of the combined voting power of all classes of stock of the Company.

DESIGNATION OF BENEFICIARY
A Participant may file with the Committee a written designation of a beneficiary who is to receive any payroll deductions credited to the Participant’s account under the ESPP or any shares of Common Stock owed to the Participant under the ESPP if the Participant dies. A Participant may change a beneficiary at any time by filing a notice in writing with the Human Resources Department on behalf of the Committee.

Upon the death of a Participant and upon receipt by the Committee of proof of the identity and existence of the Participant’s designated beneficiary, the Company shall deliver such cash or shares, or both, to the beneficiary. If a Participant dies and is not survived by a beneficiary that the Participant designated in accordance with the immediate preceding paragraph, the Company will deliver such cash or shares, or both, to the personal representative of the estate of the deceased Participant. If, to the knowledge of the Committee, no personal representative has been appointed within 90 days following the date of the Participant’s death, the Committee, in its discretion, may direct the Company to deliver such cash or shares, or both, to the surviving spouse of the deceased Participant, or to any one or more dependents or relatives of the deceased Participant, or if no spouse, dependent or relative is known to the Committee, then to such other person as the Committee may designate. No designated beneficiary may acquire any interest in such cash or shares before the death of the Participant.

SUBSIDIARY EMPLOYEES
Employees of the Company’s subsidiaries will be entitled to participate in the ESPP, except as otherwise designated by the Board of Directors or the Committee. Eligible Subsidiary means each of the Company’s Subsidiaries, except as the Board otherwise specifies. Subsidiary means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time an option is granted to a Participant under the ESPP, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

TRANSFERS, ASSIGNMENTS, AND PLEDGES
A Participant may not assign, pledge, or otherwise dispose of payroll deductions credited to the Participant’s account or any rights to exercise an option or to receive shares of Common Stock under the ESPP other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined in the Employee Retirement Income Security Act. Any other attempted assignment, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw under the WITHDRAWAL section.

AMENDMENT OR TERMINATION OF PLAN
The Board of Directors of the Company or the Committee may at any time terminate or or amend the ESPP. Any amendment of the ESPP that (i) materially increases the benefits to Participants, (ii) materially increases the number of securities that may be issued under the ESPP, or (iii) materially modifies the eligibility requirements for participation in the ESPP must be approved by the shareholders of the Company to take effect. The Company shall refund to each Participant the amount of payroll deductions credited to his account as of the date of termination as soon as administratively feasible following the effective date of the termination.

NOTICES
All notices or other communications by a Participant to the Committee or the Company shall be deemed to have been duly given when the Human Resources Department or the Secretary of the Company receives them or when any other person the Company designates receives the notice or other communication in the form the Company specifies.

GENERAL ASSETS
Any amounts the Company invests or otherwise sets aside or segregates to satisfy its obligations under this ESPP will be solely the Company’s property (except as otherwise required by Federal or state wage laws), and the optionee’s claim against the Company under the ESPP, if any, will be only as a general creditor. The optionee will have no right, title, or interest whatever in or to any investments that the Company may make to aid it in meeting its obligations under the ESPP. Nothing contained in the ESPP, and no action taken pursuant to its provisions, will create or be construed to create an implied or constructive trust of any kind or a fiduciary relationship between the Company and any Employee, Participant, former Employee, former Participant, or any beneficiary.

PRIVILEGES OF STOCK OWNERSHIP
No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title, or interest in or to any shares of Common Stock allocated or reserved under the Plan except as to such shares of Common Stock, if any, that have been issued to the designated brokerage firm or to such Participant.

TAX WITHHOLDING
To the extent that a Participant realizes ordinary income in connection with a sale or other transfer of any shares of Common Stock purchased under the Plan or the crediting of interest to an account, the Company may withhold amounts needed to cover such taxes from any payments otherwise due to the Participant. Any Participant who sells or otherwise transfers shares purchased under the Plan within two years after the beginning of the Offering Period in which he purchased the shares must, within 30 days of such transfer, notify the Company’s Payroll Department in writing of such transfer.

LIMITATIONS ON LIABILITY
Notwithstanding any other provisions of the ESPP, no individual acting LIABILITY as a director, employee, or agent of the Company shall be liable to any Employee, Participant, former Employee, former Participant, or any use or beneficiary for any claim, loss, liability, or expense incurred in connection with the ESPP, nor shall such individual be personally liable because of any contract or other instrument he executes in such other capacity. The Company will indemnify and hold harmless each director, employee, or agent of the Company to whom any duty or power relating to the administration or interpretation of the ESPP has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Sinclair Board’s approval) arising out of any act or omission to act concerning this ESPP unless arising out of such person’s own fraud or bad faith.

NO EMPLOYMENT CONTRACT
Nothing contained in this Plan constitutes an employment contract between the Company or an Eligible Subsidiary and any Employee. The ESPP does not give an Employee any right to be retained in the Company’s employ, nor does it enlarge or diminish the Company’s right to terminate the Employee’s employment.

DURATION OF ESPP	Unless the Sinclair Board extends the Plan’s term, no Offering Period will begin after October 1, 2007.

APPLICABLE LAW	The laws of the State of Maryland (other than its choice of law provisions) govern the ESPP and its interpretation.

LEGAL COMPLIANCE
The Company will not issue any shares of Common Stock under the Plan until the issuance satisfies all applicable requirements imposed by Federal and state securities and other laws, rules, and regulations, and by any applicable regulatory agencies or stock exchanges. To that end, the Company may require the optionee to take any reasonable action to comply with such requirements before issuing such shares. No provision in the Plan or action taken under it authorizes any action that Federal or state laws otherwise prohibit. The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and all regulations and rules the Securities and Exchange Commission issues under those laws, including specifically Rule 16b-3. Notwithstanding anything in the Plan to the contrary, the Committee and the Board must administer the Plan, and Participants may purchase Common Stock, only in a way that conforms to such laws, rules, and regulations. To the extent permitted by applicable law, the Plan and any offers will be deemed to the extent necessary to conform to such laws, rules, and regulations.

APPROVAL OF SHAREHOLDERS
The ESPP must be submitted to the shareholders of the Company for their approval within 12 months after the Board of Directors of the Company adopts the ESPP. The adoption of the ESPP is conditioned upon the approval of the shareholders of the Company, and failure to receive their approval will render the ESPP and any outstanding options thereunder void and of no effect.

ANNUAL MEETING OF STOCKHOLDERS OF

SINCLAIR BROADCAST GROUP, INC.

June 2, 2016

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, 2015 annual report to stockholders and proxy card are available at http://www.astproxyportal.com/ast/26141/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20830303030000000000 6 060215

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1,"FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4 AND "AGAINST" PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of eight directors for a term expiring in 2017 as set forth in the proxy statement

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ David D. Smith
- ○ Frederick G. Smith
- ○ J. Duncan Smith
- ○ Robert E. Smith
- ○ Howard E. Friedman
- ○ Lawrence E. McCanna
- ○ Daniel C. Keith
- ○ Martin R. Leader

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2016.	☐	☐	☐
3. Approve the amendment to the 1998 Employee Stock Purchase Plan to increase the number of Class A Common Stock available for issuance by 1,000,000 Shares.	☐	☐	☐
4. Approve the amendment of the definition of "Permitted Transferee" in the Amended and Restated Articles of Incorporation with respect to Class B Common Stock.	☐	☐	☐
5. Approve the stockholder proposal relating to sustainability reporting.	☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees for director, FOR the appointment of PricewaterhouseCoopers LLP, FOR the amendment to the 1998 Employee Stock Purchase Plan, FOR the amendment to the Articles of Incorporation, and AGAINST the stockholder proposal relating to sustainability reporting, and in accordance with proxies' discretion on any other business that may properly come before the meeting to the extent permitted by law.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

SINCLAIR BROADCAST GROUP, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF JUNE 2, 2016
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4 AND "AGAINST" PROPOSAL 5.

The undersigned hereby appoints David D. Smith and Frederick G. Smith, or either of them, as attorneys-in-fact, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of Sinclair Broadcast Group, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 2, 2016 at the Company's corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time, and at any adjournment or postponements thereof.

(Not valid unless dated and signed on the reverse side)

COMMENTS:

1.1

ANNUAL MEETING OF STOCKHOLDERS OF

SINCLAIR BROADCAST GROUP, INC.

June 2, 2016

GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, 2015 annual report to stockholders and proxy card are available at http://www.astproxyportal.com/ast/26141/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20830303030000000000 6 060216

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1,"FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4 AND "AGAINST" PROPOSAL 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of eight directors for a term expiring in 2017 as set forth in the proxy statement

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ David D. Smith
- ○ Frederick G. Smith
- ○ J. Duncan Smith
- ○ Robert E. Smith
- ○ Howard E. Friedman
- ○ Lawrence E. McCanna
- ○ Daniel C. Keith
- ○ Martin R. Leader

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the year ending December 31, 2016.	☐	☐	☐
3. Approve the amendment to the 1998 Employee Stock Purchase Plan to increase the number of Class A Common Stock available for issuance by 1,000,000 Shares.	☐	☐	☐
4. Approve the amendment of the definition of "Permitted Transferee" in the Amended and Restated Articles of Incorporation with respect to Class B Common Stock.	☐	☐	☐
5. Approve the stockholder proposal relating to sustainability reporting.	☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees for director, FOR the appointment of PricewaterhouseCoopers LLP, FOR the amendment to the 1998 Employee Stock Purchase Plan, FOR the amendment to the Articles of Incorporation, and AGAINST the stockholder proposal relating to sustainability reporting, and in accordance with proxies' discretion on any other business that may properly come before the meeting to the extent permitted by law.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

1

SINCLAIR BROADCAST GROUP, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF JUNE 2, 2016
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES ON PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, "FOR" PROPOSAL 4 AND "AGAINST" PROPOSAL 5.

The undersigned hereby authorizes and directs Massachusets Mutual Life Insurance Company, as trustee (the "Trustee") of Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan, to vote as proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of Sinclair Broadcast Group, Inc. (the "Company") to be held on June 2, 2016 at the Company's corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time, and at any adjournment or postponement thereof, all shares of common stock of the Company allocated to the account of the undersigned under such Plan, on the proposals set forth on the reverse hereof and in accordance with the Trustee's discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement, dated April 29, 2016.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED BY THE TRUSTEE IN ITS SOLE DISCRETION IN THE BEST INTEREST OF THE PLAN PARTICIPANTS AND BENEFICIARIES.

PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Not valid unless dated and signed on the reverse side)

COMMENTS:

1.1